SECURITIES AND EXCHANGE COMMISSION


                             Washington, D. C. 20549


                                   FORM 8-K/A


                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): October 14, 1998 (July 31, 1998)


                        Gray Communications Systems, Inc.
-------------------------------------------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)
-------------------------------------------------------------------------------------------------------------------


            Georgia                             1-13796                             58-0285030
--------------------------------      -----------------------------      ----------------------------------
 (State or other jurisdiction                                              (IRS Employer Identification
       of incorporation)                (Commission File Number)                      Number)


                             126 N. Washington Street,
                                     Albany, GA                                  31701
                -----------------------------------------------------    ----------------------
                      (Address of principal executive offices)                (Zip code)


                                              (912) 888-9390
                      ----------------------------------------------------------------
                           (Registrant's telephone number, including area code)

Item 2.  Acquisition or Disposition of Assets.

         On July 31, 1998, Gray Communications Systems, Inc. (the "Company") completed the purchase of all of the outstanding capital stock of Busse Broadcasting Corporation ("Busse"). The purchase price was $112 million plus Busse's cash balance at July 31, 1998. The purchase price includes the assumption of Busse's indebtedness, including its 11 5/8% Senior Secured Notes due 2000. Immediately prior to the Company's acquisition of Busse, Cosmos Broadcasting Corporation ("Cosmos") acquired the assets of WEAU-TV ("WEAU") from Busse and exchanged them for the assets of WALB-TV, Inc. ("WALB"), the Company's NBC affiliate in Albany, Georgia. In exchange for the assets of WALB, the Company received the assets of WEAU, which were valued at $66 million, and approximately $12 million in cash for a total value of $78 million. Immediately following the acquisition of Busse, the Company exercised its right to satisfy and discharge the Busse 11 5/8% Senior Secured Notes ("Busse Senior Notes"), effectively prefunding the Busse Senior Notes at the October 15, 1998 call price of 106 plus accrued interest. The amount necessary to satisfy and discharge the Busse Senior Notes was approximately $69.9 million. The transactions described above are referred to herein as the "Busse-WALB Transactions."

         As a result of the Busse-WALB Transactions, the Company adds the following television stations to its existing broadcast group: KOLN-TV ("KOLN"), the CBS affiliate serving the Lincoln-Hastings-Kearney, Nebraska market; its satellite station KGIN-TV ("KGIN"), the CBS affiliate serving Grand Island, Nebraska; and WEAU, an NBC affiliate serving the Eau Claire-La Crosse, Wisconsin market. The Busse-WALB Transactions also satisfy the Federal Communication Commission's requirement for the Company to divest itself of WALB.

       The Company funded the costs of this transaction through a senior credit facility ("Senior Credit Facility") with NationsBank, N.A., KeyBank National Association, CIBC, Inc., CoreStates Bank, N.A. and the Bank of New York. The Company will pay Bull Run Corporation, an affiliate of the Company, a fee equal to 1% of the purchase price for services performed.

         The terms of the Busse-WALB Transactions, including the consideration paid by the Company therefor, were determined in arms-length negotiations between the Company, Busse and Cosmos.

Item 7.  Financial Statements and Exhibits.

(a)      Financial Statements of Business Acquired.

The following unaudited interim financial statements of Busse Broadcasting Corporation are included in Appendix A hereto and incorporated herein by reference:

         Condensed Consolidated Balance Sheets as of June 28, 1998 and December
                  28, 1997 (Unaudited)
         Condensed Consolidated Statements of Operations for the three months ended June 28, 1998 and June 29, 1997 (Unaudited)

         Condensed Consolidated Statements of Operations for the six months ended June 28, 1998 and June 29, 1997 (Unaudited)

         Condensed Consolidated Statements of Cash Flows for the six months ended June 28, 1998 and June 29,1997 (Unaudited)

         Notes to Condensed Consolidated Financial Statements for the six months ended June 28, 1998 (Unaudited)

The following audited financial statements of Busse Broadcasting Corporation are included in Appendix B hereto and incorporated herein by reference:

         Independent Auditors' Report
         Consolidated Balance Sheets as of December 28, 1997 and December 29,
                  1996
         Consolidated Statements of Operations for the fiscal years ended
                  December 28, 1997 and December 29, 1996; the fiscal period from May 3, 1995 through December 31, 1995; and the fiscal period from January 2, 1995 through May 2, 1995
         Consolidated Statements of Stockholders' Equity (Deficit) for the three years ended December 28, 1997
         Consolidated Statements of Cash Flows for the fiscal years ended
                  December 28, 1997 and December 29, 1996; the fiscal period from May 3, 1995 through December 31, 1995; and the fiscal period from January 2, 1995 through May 2, 1995
         Notes to Consolidated Financial Statements for the three years ended
                  December 28, 1998

(b)      Pro Forma Financial Information.

The pro forma financial information is included in Appendix C hereto and incorporated herein by reference.
                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        Gray Communications Systems, Inc.


                                        By:  /s/ James C. Ryan
                                             -------------------------------
                                             James C. Ryan
                                             Vice President--Finance and
                                             Chief Financial Officer

Date:  October 14, 1998
       ----------------

                                   APPENDIX A

                         BUSSE BROADCASTING CORPORATION

                   Condensed Financial Statements (Unaudited)

                                  June 28, 1998

                         Busse Broadcasting Corporation

                      Condensed Consolidated Balance Sheets
                                    Unaudited



                                                                                 June 28,           December 28,
                                                                                   1998                 1997
                                                                            ----------------------------------------

Assets (Note 1)
Current assets:
   Cash and cash equivalents (Note 2)                                            $  9,045,736       $  8,974,699
   Receivables, net                                                                 3,650,675          3,804,410
   Other current assets                                                               776,646          1,343,483
                                                                            ----------------------------------------
Total current assets                                                               13,473,057         14,122,592

Property, plant and equipment, net                                                 12,555,079         13,226,067
Deferred charges and other assets                                                   1,503,221          1,811,809
Intangible assets and excess reorganization value                                  46,826,755         48,775,820
                                                                            ========================================
Total assets                                                                     $ 74,358,112       $ 77,936,288
                                                                            ========================================

Liabilities and stockholders' equity (Note 1)
Current liabilities:
   Accounts payable and accrued expenses                                         $  2,360,295       $  4,161,712

Long-term debt (Note 2)                                                            61,168,080         60,918,857

Stockholders' equity:
   Series A cumulative convertible preferred stock (non-voting) - $.01 par value, $1,000 per share liquidation preference; 65,524.41 shares authorized, issued and outstanding including dividends in arrears of
     $11,897,150 and $9,485,924 at June 28, 1998
     and December 28, 1997, respectively                                           29,227,810         26,816,584
   Common stock (voting) - $.01 par value; 2,154,000 shares authorized, and
     107,700 shares issued and outstanding                                              1,077              1,077
   Additional paid-in capital - common stock                                        9,185,772          9,185,772
   Accumulated deficit                                                            (27,584,922)       (23,147,714)
                                                                            ----------------------------------------
Total stockholders' equity                                                         10,829,737         12,855,719
                                                                            ========================================
Total liabilities and stockholders' equity                                       $ 74,358,112       $ 77,936,288
                                                                            ========================================


See accompanying notes to condensed consolidated financial statements.

                         Busse Broadcasting Corporation

                 Condensed Consolidated Statements of Operations
                                    Unaudited




                                                                                   Three Months ended
                                                                      ---------------------------------------------
                                                                          June 28, 1998         June 29, 1997
                                                                      ---------------------------------------------

Net revenue                                                                 $ 5,488,694           $ 5,284,833

Operating costs and expenses, excluding depreciation and
   amortization                                                               2,177,559             2,180,756
Depreciation                                                                    427,494               530,269
Amortization of intangibles and excess reorganization value                     960,440               977,126
                                                                      ---------------------------------------------
Total operating costs and expenses                                            3,565,493             3,688,151
Corporate expenses                                                              407,255               387,601
                                                                      ---------------------------------------------
Income from operations                                                        1,515,946             1,209,081

Other income (expense):
   Interest expense                                                          (2,099,150)           (2,084,508)
   Interest income                                                              126,254                90,062
   Gain on disposition of assets                                                  1,150                   370
   Other income (expense)                                                         5,872                (3,916)
                                                                      ---------------------------------------------
Other expense                                                                (1,965,874)           (1,997,992)
                                                                      ---------------------------------------------
Loss from operations before income taxes                                       (449,928)             (788,911)

Provision for current income taxes (Note 3)                                          --                    --
                                                                      ---------------------------------------------

Net loss                                                                       (449,928)             (788,911)

Charges to stockholders' equity for Series A preferred stock
   dividends in arrears                                                      (1,205,613)           (1,205,613)
                                                                      =============================================
Net loss attributable to common stockholders                                $(1,655,541)          $(1,994,524)
                                                                      =============================================

Per common share - basic and diluted (Note 1):
   Loss from operations                                                     $     (4.18)          $     (7.33)
   Series A preferred stock dividends in arrears                                 (11.19)               (11.19)
                                                                      =============================================
   Net loss attributable to common stockholders                             $    (15.37)          $    (18.52)
                                                                      =============================================
Weighted average common shares outstanding - basic and diluted                  107,700               107,700
                                                                      =============================================


See accompanying notes to condensed consolidated financial statements.

                         Busse Broadcasting Corporation

                 Condensed Consolidated Statements of Operations
                                    Unaudited




                                                                                    Six Months ended
                                                                      ---------------------------------------------
                                                                          June 28, 1998         June 29, 1997
                                                                      ---------------------------------------------

Net revenue                                                                 $10,215,822           $ 9,549,775

Operating costs and expenses, excluding depreciation and
   amortization                                                               4,448,310             4,345,637
Depreciation                                                                    919,906             1,060,538
Amortization of intangibles and excess reorganization value                   1,949,065             1,989,904
                                                                      ---------------------------------------------
Total operating costs and expenses                                            7,317,281             7,396,079
Corporate expenses                                                              960,135               740,554
                                                                      ---------------------------------------------
Income from operations                                                        1,938,406             1,413,142

Other income (expense):
   Interest expense                                                          (4,192,307)           (4,163,284)
   Interest income                                                              227,078               186,576
   Gain on disposition of assets                                                  1,161                   390
   Other income (expense)                                                          (320)               65,199
                                                                      ---------------------------------------------
Other expense                                                                (3,964,388)           (3,911,119)
                                                                      ---------------------------------------------
Loss from operations before income taxes                                     (2,025,982)           (2,497,977)

Provision for current income taxes (Note 3)                                          --                    --
                                                                      ---------------------------------------------

Net loss                                                                     (2,025,982)           (2,497,977)

Charges to stockholders' equity for Series A preferred stock
   dividends in arrears                                                      (2,411,226)           (2,411,226)
                                                                      =============================================
Net loss attributable to common stockholders                                $(4,437,208)          $(4,909,203)
                                                                      =============================================

Per common share - basic and diluted (Note 1):
   Loss from operations                                                     $    (18.81)          $    (23.19)
   Series A preferred stock dividends in arrears                                 (22.39)               (22.39)
                                                                      =============================================
   Net loss attributable to common stockholders                             $    (41.20)          $    (45.58)
                                                                      =============================================
Weighted average common shares outstanding - basic and diluted                  107,700               107,700
                                                                      =============================================


See accompanying notes to condensed consolidated financial statements.

                         Busse Broadcasting Corporation

                 Condensed Consolidated Statements of Cash Flows
                                    Unaudited




                                                                                         Six Months ended
                                                                                ------------------------------------
                                                                                  June 28, 1998    June 29, 1997
                                                                                ------------------------------------
Operating activities:
Net loss                                                                             $(2,025,982)     $(2,497,977)
Adjustments to reconcile net loss to net cash provided by operating activities:
     Depreciation and amortization                                                     2,868,971        3,050,442
     Non cash interest expense                                                           249,222          220,199
     Amortization of deferred financing costs                                            308,703          308,703
     Program payments over program amortization                                           (4,247)          (2,085)
     Gain on disposition of property, plant and equipment                                 (1,161)            (390)
     Deferred compensation expense                                                       122,548          174,520
     Pension expense                                                                          --           60,000

     Change in current assets and liabilities:
       Receivables                                                                       153,735           21,350
       Other current assets                                                               65,262           15,782
       Deferred compensation payment                                                  (1,065,000)              --
       Accounts payable and accrued expenses                                            (353,142)        (369,718)
                                                                                -----------------------------------
Net cash provided by operating activities                                                318,909          980,826

Investing activities:
   Capital expenditures                                                                 (248,919)        (479,099)
   Proceeds from disposition of assets                                                     1,162              390
   Increase in other assets                                                                 (115)          (3,367)
                                                                                ------------------------------------
Net cash used in investing activities                                                   (247,872)        (482,076)

                                                                                ------------------------------------
Net cash used in financing activities                                                          --                --
                                                                                ------------------------------------
Net increase in cash and cash equivalents                                                 71,037          498,750
Cash and cash equivalents at beginning of period                                       8,974,699        7,989,805
                                                                                ====================================
Cash and cash equivalents at end of period                                           $ 9,045,736      $ 8,488,555
                                                                                ====================================

Supplemental disclosure of cash flow information:
   Interest paid during the period                                                   $ 3,634,382      $ 3,634,382
                                                                                ====================================

   Income taxes paid during the period                                               $        --      $        --
                                                                                ====================================


See accompanying notes to condensed consolidated financial statements.

                         Busse Broadcasting Corporation

              Notes to Condensed Consolidated Financial Statements
                                    Unaudited

                                  June 28, 1998


1. Basis of Presentation

The condensed consolidated financial statements include Busse Broadcasting Corporation and its wholly owned subsidiaries (collectively Busse or the Company) engaged in the following businesses:

   Television:
     KOLN/KGIN-TV          CBS Affiliate             Lincoln/Grand Island, Nebraska
     WEAU-TV               NBC Affiliate             Eau Claire/La Crosse, Wisconsin
     (Sold July 31, 1998 as discussed in Note 5 "Sale of the Company's Capital
     Stock and Like-kind Exchange of Assets", herein.)

All intercompany accounts and transactions have been eliminated in consolidation.

The accompanying unaudited condensed consolidated financial statements in conjunction with the related notes to the financial statements reflect, in the opinion of the Company, all adjustments, consisting of only normal recurring adjustments necessary to present fairly the Company's financial position and results of operations for the unaudited interim periods. Results for such interim periods are not necessarily indicative of the results for the respective entire years.

Certain information and footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission. It is suggested that these condensed consolidated financial statements be read in conjunction with the audited financial statements and notes thereto of Busse Broadcasting Corporation included in the Company's 1997 Annual Report on Form 10-K.

The Company and its wholly-owned subsidiary filed voluntary petitions for a joint plan of reorganization under Chapter 11 of the United States Bankruptcy Code (the "Plan") on March 10, 1995. On April 20, 1995 the United States Bankruptcy Court for the district of Delaware (the "Court") confirmed the Plan, such Plan became effective May 3, 1995 (the "Effective Date") and the respective Chapter 11 cases were closed by the Court on September 21, 1995.

                         Busse Broadcasting Corporation

        Notes to Condensed Consolidated Financial Statements (continued)
                                    Unaudited


2. Debt

Debt is summarized as follows:

                                                                                      June 28,           December 28,
                                                                                        1998                  1997
                                                                                 ========================================
Senior Secured Notes, net of unamortized original issue discount of $1,358,920 and $1,608,143 at June 28, 1998 and December 28, 1997,
   respectively                                                                       $ 61,168,080       $ 60,918,857
                                                                                 ========================================

On October 26, 1995 the Company issued $62,527,000 principal amount of 11 5/8% Senior Secured Notes due October 15, 2000 ("Senior Notes") at a price of 95.96% of the aggregate principal amount thereof. As discussed more fully in Note 5, herein, on July 31, 1998 the Company effected a satisfaction and discharge (the "Discharge") of the Senior Notes in accordance with the indenture pursuant to which the Senior Notes were issued (the "Indenture"). The Senior Notes were discharged by the Company depositing $69,913,002, in cash, with the Indenture's trustee and collateral agent (the "Trustee") and providing the Trustee an irrevocable direction to redeem all of the outstanding Senior Notes on October 15, 1998 at a redemption price of 106% of the aggregate principal amount of the Senior Notes plus accrued and unpaid interest as of the date of the redemption. The cash deposited with the Trustee is equal to 100% of the aggregate cash required to effect the Senior Note redemption on October 15, 1998. Such cash deposit and irrevocable direction effected a satisfaction and discharge of the Senior Notes pursuant to the Indenture.

                         Busse Broadcasting Corporation

        Notes to Condensed Consolidated Financial Statements (continued)
                                    Unaudited


3. Income Taxes

As of December 28, 1997 the Company had approximately $61.4 million of federal net operating loss carryforwards ("NOL's") which begin to expire in 2005. As a result of the Plan (see Note 1) the Company elected treatment under Section 382
(1) (5) of the Internal Revenue Code, as amended (the "Code"). This treatment will allow the Company to utilize, under certain restrictions, its NOL's to offset taxable income incurred after the Effective Date. Utilization of a portion of these NOL's are assumed in the Company's calculation of Post-Effective Date deferred taxes.

As discussed more fully in Note 5 herein, on July 31, 1998 the Company sold the WEAU Assets, as defined in Note 5 herein, and recognized a gain, on a tax basis, of approximately $60 million. Such gain will be offset by and reduce the Company's NOL's.

Also, as discussed more fully in Note 5, herein, on July 31, 1998 after completion of the sale of the WEAU Assets, as defined in Note 5, 100% of the Company's capital stock was acquired by Gray Communications Systems, Inc. ("Gray"), as described in Note 5; such acquisition will subject the Company's remaining NOL's to certain limitations under section 382 of the Code.

                         Busse Broadcasting Corporation

        Notes to Condensed Consolidated Financial Statements (continued)
                                    Unaudited

4. Corporate Reorganization/Subsidiary Guarantors

Prior to their Discharge, as discussed in Notes 2 and 5, the Senior Notes were fully and unconditionally guaranteed, on a joint and several and senior secured basis, by all of the Company's direct and indirect subsidiaries, each of which is wholly-owned.

The following tables present summarized combined balance sheet and operating statement information for (i) KOLN/KGIN, Inc. (ii) KOLN/KGIN License, Inc. and
(iii) WEAU License, Inc. Separate financial statements of KOLN/KGIN, Inc. immediately follow these notes to condensed consolidated financial statements of Busse Broadcasting Corporation. Separate financial statements and other disclosures concerning KOLN/KGIN License, Inc. and WEAU License, Inc. have not been presented because management has determined that such financial statements would not be material to investors. On June 29, 1998 WEAU License, Inc. was merged into WEAU License, LLC, a Delaware limited liability company solely controlled by Busse (WEAU, LLC") with WEAU LLC being the surviving entity.

                                                                                    June 28,        December 28,
                                                                                      1998              1997
                                                                                ------------------------------------

Assets
Current assets                                                                       $ 2,851,333      $ 3,377,708
Non-current assets                                                                    43,954,877       45,525,932
                                                                                ====================================
                                                                                     $46,806,210      $48,903,640
                                                                                ====================================

Liabilities and stockholder's equity
Current liabilities                                                                  $   619,465      $ 1,112,618
Non-current liabilities                                                                6,198,320        6,373,635
Stockholder's equity                                                                  39,988,425       41,417,387
                                                                                ------------------------------------
Total liabilities and stockholder's equity                                           $46,806,210      $48,903,640
                                                                                ====================================

                                                Three months ended                       Six months ended
                                        ------------------------------------    ------------------------------------
                                             June 28,         June 29,              June 28,          June 29,
                                               1998             1997                  1998              1997
                                        ------------------------------------    ------------------------------------

Net revenue                                  $ 3,606,773       $ 3,342,150          $  6,835,017     $  6,161,283

Total operating costs and expenses             2,598,299         2,600,245             5,420,756        5,215,201
Income from operations                         1,008,474           741,905             1,414,261          946,082
Net loss                                     $  (518,646)      $  (605,977)         $ (1,428,962)    $ (1,552,868)

                         Busse Broadcasting Corporation

        Notes to Condensed Consolidated Financial Statements (continued)
                                    Unaudited


5. Sale of the WEAU Assets, Like-kind Exchange of Assets and Sale of 100% of the Capital Stock of the Company

On July 31, 1998 Busse and WEAU LLC sold all of the assets of WEAU-TV, Eau Claire Wisconsin, including the FCC licenses controlled by WEAU LLC, (collectively the "WEAU Assets") to Cosmos Broadcasting Corp. ("Cosmos") for an aggregate cash purchase price of $66 million. In accordance with the Indenture, the Company directed the $66 million of proceeds be deposited with the Indenture Trustee.

Also on July 31, 1998, Busse; Gray; two subsidiaries of Gray (WALB-TV, Inc. and WALB Licensee Corp. collectively referred to herein as the "Gray Subsidiaries"); and Cosmos effected a like-kind exchange transaction (the "Like-kind Exchange") as follows: (i) the Gray Subsidiaries sold to Cosmos substantially all of the assets from the Gray Subsidiaries in exchange for the WEAU Assets plus an aggregate cash payment of $12 million and (ii) Cosmos directed Busse to deliver the respective WEAU Assets directly to the Gray Subsidiaries to complete the Like-kind Exchange.

After consummation of the sale of the WEAU Assets and the Like-kind Exchange, Gray acquired all of the capital stock of Busse for an aggregate net purchase price of $57.4 million, which was paid in cash to the Company's stockholders. The aggregate net purchase price was derived by the sum of (i) $112 million, plus (ii) the Company's cash and cash equivalents, less (iii) the aggregate amount of the Company's indebtedness and accrued and unpaid interest thereon, including the accreted amount of the Company's Senior Notes, less (iv) certain other purchase price adjustments. The value of the Company's cash, cash equivalents, aggregate indebtedness and other purchase price adjustments were determined as of the close of business on July 30, 1998.

Effective with the closing of the sale of the Company's capital stock, as discussed above, Messrs. Busse and Ryan resigned as executive officers of, and terminated their respective employment with, the Company and its affiliates. Messrs. Busse, Beck and Cornwell resigned as directors of the Company and Mr. Busse resigned as a director of each of the Company's affiliates.

Gray, upon acquisition of Busse's stock elected the following directors for
Busse: Messrs. Richard L. Boger, Hilton H. Howell, William E. Mayher, III, Howell Newton, Hugh Norton, Robert S. Prather, Mrs. Harriett J. Robinson and Mr.
J. Mack Robinson. Such new directors appointed the following executive officers of the Company: Mr. J. Mack Robinson as President and Chairman, Mr. Frederick J. Erickson as Chief Financial Officer, Mr. Robert Beizer as Secretary, Mr. Vance Luke as Assistant Secretary and Mr. Jackson S. Cowart, IV as Assistant Secretary.

5. Sale of the WEAU Assets, Like-kind Exchange of Assets and Sale of 100% of the Capital Stock of the Company (Continued)

After the change in control of the Busse capital stock and appointment of new directors and officers for the Company, Busse irrecoverably directed the Trustee to utilize certain collateral proceeds funds held by the Trustee along with certain other cash deposited by the Company with the Trustee as an irrevocable cash deposit aggregating $69,913,002, to redeem all of the outstanding Senior Notes on October 15, 1998 at 106% of the aggregate principal amount thereof and accrued and unpaid interest to the date of redemption. Such cash deposit and irrevocable direction effected a satisfaction and discharge of the Senior Notes pursuant to the Indenture.

                                   APPENDIX B

                         BUSSE BROADCASTING CORPORATION

                              Financial Statements

                     December 28, 1998 and December 29, 1997

                    With Independent Auditors' Report Thereon

                         Report of Independent Auditors

The Board of Directors
Busse Broadcasting Corporation

We have audited the accompanying consolidated balance sheets of Busse Broadcasting Corporation (the Company) (Post-Effective Date) as of December 28, 1997 and December 29, 1996 and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years ended December 28, 1997 and December 29, 1996 and the period from May 3, 1995 through December 31, 1995. We have also audited the accompanying consolidated statements of operations, stockholders' equity (deficit), and cash flows of Busse Broadcasting Corporation (Pre-Effective Date) for the period from January 2, 1995 through May 2, 1995. Our audits also included the financial statement schedule listed in the index at Item 14. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Busse Broadcasting Corporation (Post-Effective Date) at December 28, 1997 and December 29, 1996 and the consolidated results of its operations and its cash flows for the years ended December 28, 1997 and December 29, 1996 and the period from May 3, 1995 through December 31, 1995 in conformity with generally accepted accounting principles; and the consolidated results of its operations and its cash flows (Pre-Effective Date) for the period from January 2, 1995 through May 2, 1995 in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.


                                                       Ernst & Young LLP

Milwaukee Wisconsin
February 19, 1998

                         Busse Broadcasting Corporation

                           Consolidated Balance Sheets




                                                                                                      DECEMBER 28,      DECEMBER 29,
                                                                                                         1997              1996
                                                                                                      ------------------------------

ASSETS (NOTES 1 AND 3)
Current assets:
     Cash and cash equivalents (NOTE 6) ....................................................       $  8,974,699        $  7,989,805
     Receivables, net ......................................................................          3,804,410           3,848,990
     Other current assets ..................................................................          1,343,483             856,200
                                                                                                   ---------------------------------
Total current assets .......................................................................         14,122,592          12,694,995

Property, plant and equipment, net .........................................................         13,226,067          14,327,392
Deferred charges and other assets ..........................................................          1,811,809           2,424,312
Intangible assets and excess reorganization value ..........................................         48,775,820          52,707,124
                                                                                                   ---------------------------------
Total assets ...............................................................................       $ 77,936,288        $ 82,153,823
                                                                                                   =================================


LIABILITIES AND STOCKHOLDERS' EQUITY (NOTES 1 AND 3)
Current liabilities
     Accounts payable and accrued expenses .................................................       $  4,161,712        $  3,174,795

Long-term debt (NOTE 6) ....................................................................         60,918,857          60,464,182
Other long-term liabilities ................................................................               --               941,501

Commitments (NOTE 11)

Stockholders' equity (NOTES 6 AND 10):
     Series A cumulative convertible preferred stock
       (non-voting) - $.01 par value, $1,000 per share liquidation preference;
       65,524.41 shares authorized, issued and outstanding including dividends in arrears of $9,485,924 and $4,663,471 at December 28, 1997 and December
       29, 1996, respectively ..............................................................         26,816,584          21,994,131
     Common stock (voting) - $.01 par value;
       2,154,000 shares authorized, and 107,700 shares
       issued and outstanding ..............................................................              1,077               1,077
     Additional paid-in capital - common stock .............................................          9,185,772           9,185,772
     Accumulated deficit (NOTE 1) ..........................................................        (23,147,714)        (13,607,635)
                                                                                                   ---------------------------------
Total stockholders' equity .................................................................         12,855,719          17,573,345
                                                                                                   ---------------------------------
Total liabilities and stockholders' equity .................................................       $ 77,936,288        $ 82,153,823
                                                                                                   =================================

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                           Busse Broadcasting Corporation

                       Consolidated Statements of Operations




                                                                                                    POST-EFFECTIVE DATE
                                                                                    ------------------------------------------------
                                                                                                                       FISCAL PERIOD
                                                                                     FISCAL YEAR       FISCAL YEAR       FROM MAY 3,
                                                                                     ENDED               ENDED          1995 THROUGH
                                                                                    DECEMBER 28,      DECEMBER 29,      DECEMBER 31,
                                                                                       1997              1996              1995
                                                                                    ------------------------------------------------

Net revenue from continuing operations ............................................   $ 18,971,040     $ 19,274,171    $ 11,358,095

Operating costs and expenses, excluding depreciation and amortization .............      8,427,942        8,407,679       5,151,550
Depreciation ......................................................................      1,871,079        1,853,863       1,359,448
Amortization of intangibles and excess reorganization value .......................      3,931,304        3,859,999       2,607,858
                                                                                         ---------        ---------       ---------
Total operating costs and expenses of continuing  operations ......................     14,230,325       14,121,541       9,118,856
Corporate expenses ................................................................      1,523,674        1,571,772         870,072
                                                                                         ---------        ---------       ---------
Income from continuing operations .................................................      3,217,041        3,580,858       1,369,167

Other income (expense) from continuing operations:
     Interest expense .............................................................     (8,340,845)      (8,400,340)     (5,794,343)
     Interest income ..............................................................        445,072          287,793         836,119
     Loss on disposition of assets ................................................       (113,148)         (77,982)         (3,626)
     Other income .................................................................         74,254           23,922           4,522
                                                                                         ---------        ---------       ---------
Other expense from continuing operations ..........................................     (7,934,667)      (8,166,607)     (4,957,328)
                                                                                         ---------        ---------       ---------
Loss from continuing operations before income taxes ...............................     (4,717,626)      (4,585,749)     (3,588,161)

(Provision) benefit for income taxes (NOTE 8)
     Current - Federal ............................................................           --               --        (1,673,929)
     Current - State ..............................................................           --               --           (41,000)
     Deferred - Federal ...........................................................           --               --         2,069,000
     Deferred - State .............................................................           --               --           517,000
                                                                                         ---------        ---------       ---------
Income taxes benefit ..............................................................           --               --           871,071
                                                                                         ---------        ---------       ---------
Loss from continuing operations ...................................................     (4,717,626)      (4,585,749)     (2,717,090)

Discontinued operations:
     Income from operations net of applicable income tax provision of $53,000
          for the fiscal period from May 3, 1995 through December 31, 1995 (NOTE 4)           --            220,468          67,843
Loss on disposal of operations (NOTE 4) ...........................................           --         (1,929,636)           --
                                                                                         ---------        ---------       ---------
                                                                                              --         (1,709,168)         67,843
                                                                                         ---------        ---------       ---------
Net loss ..........................................................................     (4,717,626)      (6,294,917)     (2,649,247)

Charges to stockholders' equity for Series A preferred
     stock dividends in  arrears ..................................................     (4,822,453)      (4,663,471)           --
                                                                                         ---------        ---------       ---------
Net loss attributable to common stockholders ......................................   $ (9,540,079)    $(10,958,388)   $ (2,649,247)
                                                                                      ============     ============    ============

Per common share (basic and diluted):
     Loss from continuing operations ..............................................   $     (43.80)    $     (42.58)   $     (25.13)
     Income (loss) from discontinued operations ...................................           --             (15.87)            .63
     Series A preferred stock dividends in arrears ................................         (44.78)          (43.30)           --
                                                                                         ---------        ---------       ---------
     Net loss .....................................................................   $     (88.58)    $    (101.75)   $     (24.50)
                                                                                      ============     ============    ============
Weighted average common shares outstanding ........................................        107,700          107,700         108,126
                                                                                      ============     ============    ============

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                           Busse Broadcasting Corporation




                                                                                                                  PRE-EFFECTIVE DATE
                                                                                                                  ------------------
                                                                                                                  FISCAL PERIOD FROM
                                                                                                                     JANUARY 2, 1995
                                                                                                                         THROUGH
                                                                                                                      MAY 2, 1995
                                                                                                                  ------------------

Net revenue ............................................................................................              $  14,510,895

Operating costs and expenses, excluding depreciation and amortization ..................................                  8,509,977
Depreciation ...........................................................................................                  1,307,271
Amortization of intangibles and excess reorganization value ............................................                    468,801
                                                                                                                      --------------
Total operating costs and expenses .....................................................................                 10,286,049
Corporate expenses .....................................................................................                    290,960
                                                                                                                      --------------
Income from operations .................................................................................                  3,933,886
Other income (expense):
      Interest expense .................................................................................                 (7,472,473)
      Interest income ..................................................................................                     85,525
      Gain on disposition of assets ....................................................................                      2,133
      Other income .....................................................................................                    144,198
                                                                                                                      --------------
Other expense ..........................................................................................                 (7,240,617)
                                                                                                                      --------------
                                                                                                                         (3,306,731)
Reorganization items:
      Gain on restructuring transaction (NOTE 1) .......................................................                103,810,917
      Legal and professional fees ......................................................................                 (2,660,510)
                                                                                                                      --------------
Income before income taxes and extraordinary item ......................................................                 97,843,676

(Provision) benefit for income taxes (NOTE 8)
      Current - State ..................................................................................                   (100,000)
      Deferred-Benefit .................................................................................                  2,318,000
                                                                                                                      --------------
                                                                                                                          2,218,000
                                                                                                                       -------------
Income before extraordinary item .......................................................................                100,061,676

Extraordinary item
     Debt forgiveness related to restructuring transactions (NOTE 1) ...................................                 46,479,605
                                                                                                                      -------------
Net income .............................................................................................              $ 146,541,281
                                                                                                                      =============
Per common share (basic and diluted):
     Income before extraordinary item ..................................................................              $      990.71
     Extraordinary item ................................................................................                     460.19

                                                                                                                      -------------
     Net income ........................................................................................              $    1,450.90
                                                                                                                      =============
Weighted average common shares outstanding .............................................................                    101,000
                                                                                                                      =============

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                           Busse Broadcasting Corporation

         Consolidated Statements of Stockholders' Equity (Deficit) (NOTE 1)






                                                                                PREFERRED STOCK
                                                                 ---------------------------------------------------   PRE-EFFECTIVE
                                                                 PRE-                        POST-                         DATE
                                                                 EFFECTIVE                   EFFECTIVE                   SHARES
                                                                 DATE SHARES     AMOUNT      DATE SHARES     AMOUNT      CLASS A
                                                                 -----------     ------      -----------     ------      -------



Balance January 1, 1995 ................................             30     $ 6,309,000          --      $      --            1,000

Net income for the period from January 2,
  1995 through May 2, 1995 .............................             --            --            --             --             --

Transactions pursuant to Plan of Reorganizations:
     Cancellation of pre-effective date
       preferred stock .................................            (30)     (6,309,000)         --             --             --
     Cancellation of pre-effective date
       common stock ....................................             --            --            --             --           (1,000)
     Issuance of post-effective date
       common stock and adoption of
       fresh start reporting ...........................             --            --            --             --             --

                                                                  --------   ------------   ---------    -----------    -----------
Balance May 3, 1995 ....................................             --            --            --             --             --

Net loss for the period from May 3, 1995
  through December 31, 1995 ............................             --            --            --             --             --
Purchase and cancellation of Company's
  stock ................................................             --            --            --             --             --

                                                                  --------   ------------   ---------    -----------    -----------
Balance December 31, 1995 ..............................             --            --            --             --             --

Issuance of Series A Preferred stock in
  exchange for junior subordinated pay-in-
  kind notes on January 12, 1996 .......................             --            --          65,524.41  17,330,660           --
Net loss ...............................................             --            --            --             --             --
Provisions for dividends in arrears ....................             --            --            --        4,663,471           --
                                                                  --------   ------------   ---------    -----------    -----------
Balance December 29, 1996 ..............................             --            --          65,524.41  21,994,131           --

Net loss ...............................................             --            --            --             --             --
Provisions for dividends in arrears ....................             --            --            --        4,822,453           --

                                                                  --------   ------------   ---------    -----------    -----------
Balance December 28, 1997 ..............................             --     $      --          65,524.41 $26,816,584           --
                                                                  ========   ============   =========    ===========    ===========


                                                                                          COMMON STOCK
                                                               --------------------------------------------------------------------
                                                               PRE- EFFECTIVE DATE
                                                                     SHARES
                                                               -------------------                            POST-
                                                                                          ADDITIONAL        EFFECTIVE
                                                                                            PAID-IN            DATE
                                                               CLASS B        AMOUNT         CAPITAL          SHARES         AMOUNT
                                                               ---------------------------------------------------------------------

Balance January 1, 1995 ................................        100,000     $     1,010   $ 1,008,990           --      $      --

Net income for the period from January 2,
  1995 through May 2, 1995 .............................           --              --            --             --             --

Transactions pursuant to Plan of Reorganizations:
     Cancellation of pre-effective date
       preferred stock .................................           --              --            --             --             --
     Cancellation of pre-effective date
       common stock ....................................       (100,000)         (1,010)   (1,008,990)          --             --
     Issuance of post-effective date
       common stock and adoption of
       fresh start reporting ...........................           --              --            --          110,000          1,100

                                                                  --------   ------------   ---------    -----------    -----------
Balance May 3, 1995 ....................................           --              --            --          110,000          1,100

Net loss for the period from May 3, 1995
  through December 31, 1995 ............................           --              --            --             --             --
Purchase and cancellation of Company's
  stock ................................................           --              --            --           (2,300)           (23)

                                                                  --------   ------------   ---------    -----------    -----------
Balance December 31, 1995 ..............................           --              --            --          107,700          1,077

Issuance of Series A Preferred stock in
  exchange for junior subordinated pay-in-
  kind notes on January 12, 1996 .......................           --              --            --             --             --
Net loss ...............................................           --              --            --             --             --
Provisions for dividends in arrears ....................           --              --            --             --             --

                                                                  --------   ------------   ---------    -----------    -----------
Balance December 29, 1996 ..............................           --              --            --          107,700          1,077

Net loss ...............................................           --              --            --             --             --
Provisions for dividends in arrears ....................           --              --            --             --             --

                                                                  --------   ------------   ---------    -----------    -----------
Balance December 28, 1997 ..............................           --       $      --       $    --          107,700    $     1,077
                                                                  ========   ============   =========    ===========    ============


                                                                                                   COMMON STOCK
                                                                                    -----------------------------------------------
                                                                                                                            TOTAL
                                                                                        ADDITIONAL                     STOCKHOLDERS'
                                                                                         PAID-IN       ACCUMULATED        EQUITY
                                                                                         CAPITAL         DEFICIT        (DEFICIT)
                                                                                         -------         -------        ---------

Balance January 1, 1995 .........................................................   $        --      $(144,657,381)   $(143,647,381)

Net income for the period from January 2,
  1995 through May 2, 1995 ......................................................            --        146,541,281      146,541,281

Transactions pursuant to Plan of Reorganizations:
     Cancellation of pre-effective date
       preferred stock ..........................................................            --          6,309,000        6,309,000
     Cancellation of pre-effective date
       common stock .............................................................            --          1,010,000             --
     Issuance of post-effective date
       common stock and adoption of
       fresh start reporting ....................................................       9,201,800       (9,202,900)            --

                                                                                        ---------     -------------    -------------
Balance May 3, 1995 .............................................................       9,201,800             --          9,202,900

Net loss for the period from May 3, 1995
  through December 31, 1995 .....................................................            --         (2,649,247)      (2,649,247)
Purchase and cancellation of Company's
  stock .........................................................................         (16,028)            --            (16,051)

                                                                                        ---------     -------------    -------------
Balance December 31, 1995 .......................................................       9,185,772       (2,649,247)       6,537,602

Issuance of Series A Preferred stock in exchange for junior subordinated pay-in-
  kind notes on January 12, 1996 ................................................            --               --         17,330,660
Net loss ........................................................................            --         (6,294,917)      (6,294,917)
Provisions for dividends in arrears .............................................            --         (4,663,471)            --

                                                                                        ---------     -------------    -------------
Balance December 29, 1996 .......................................................       9,185,772      (13,607,635)      17,573,345

Net loss ........................................................................            --         (4,717,626)      (4,717,626)
Provisions for dividends in arrears .............................................            --         (4,822,453)            --

                                                                                        ---------     -------------    -------------
Balance December 28, 1997 .......................................................   $   9,185,772    $ (23,147,714)   $  12,855,719

                                                                                        =========     =============    =============


SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                            Busse Broadcasting Corporation

                         Consolidated Statements of Cash Flows






                                                                                                                     PRE-EFFECTIVE
                                                                                   POST-EFFECTIVE DATE                    DATE
                                                                  -----------------------------------------------------------------
                                                                                                       FISCAL PERIOD
                                                                    FISCAL YEAR      FISCAL YEAR        FROM MAY 3,   FISCAL PERIOD
                                                                       ENDED           ENDED           1995 THROUGH  FROM JANUARY 2,
                                                                   DECEMBER 28,      DECEMBER 29,      DECEMBER 31,   1995 THROUGH
                                                                      1997              1996              1995         MAY 2, 1995
                                                                  ------------------------------------------------------------------

OPERATING ACTIVITIES
Net income (loss) ..............................................   $  (4,717,626)   $  (6,294,917)   $  (2,649,247)   $ 146,541,281
Adjustments to reconcile net income (loss) to net
cash provided by operating activities:
     Depreciation and amortization .............................       5,802,383        5,996,936        4,123,242        1,776,072
     Loss on sale of discontinued operations ...................            --          1,929,636             --               --
     Noncash interest expense ..................................         454,675          445,712        3,104,661        6,743,397
     Amortization of deferred financing costs ..................         617,406          611,433           88,043             --
     Program payments (over) under program amortization ........          (2,568)         (16,891)         (15,582)          20,063
     Loss (gain) on disposition of property, plant and equipment         113,148           92,498           49,067           (2,133)
     Deferred compensation expense .............................         351,999          346,260          244,193             --
     Pension expense (income) ..................................          63,060          129,507         (229,964)          79,926
     Gain on pension plan curtailment (NOTE 7) .................        (344,782)            --               --               --
     Deferred income tax benefit (NOTE 8) ......................            --               --         (2,600,000)      (2,318,000)
     Reorganization items:
       Gain on restructuring transactions (NOTE 1) .............            --               --               --       (103,810,917)
       Debt forgiveness relating to restructuring
          transactions (NOTE 1) ................................            --               --               --        (46,479,605)


     Change in current assets and liabilities:
       Receivables .............................................          44,580         (299,044)        (515,122)         596,984
       Inventories and other current assets ....................         (32,923)         522,037           62,914          185,403
       Accounts payable and accrued expenses ...................          31,490          384,374        1,476,721         (378,690)
       Income taxes payable ....................................          (8,143)         (30,817)          58,817             --
       Contribution to pension plan trust (NOTE 7) .............        (500,000)            --               --               --
                                                                       ---------        ---------        ---------        ---------
Net cash provided by operating activities ......................       1,872,699        3,816,724        3,197,743        2,953,781



INVESTING ACTIVITIES:
  Proceeds from sale of television station, net ................            --               --         98,979,532             --
  Capital expenditures .........................................        (883,599)      (1,983,417)        (656,772)        (497,728)
  Proceeds from disposition of assets ..........................             697           64,432           35,459            4,089
  (Increase) decrease in other assets ..........................          (4,903)         (24,298)         (34,364)             295
  Increase in intangibles ......................................            --               --           (297,636)            --
  Cash proceeds from sale of Winnebago Color Press net of
     expenses and cash sold ($285,101) (NOTE 4) ................            --          2,854,277             --               --

                                                                       ---------        ---------        ---------        ---------
Net cash provided by (used in) investing activities ............        (887,805)         910,994       98,026,219         (493,344)


FINANCING ACTIVITIES:
  Purchase and cancellation of Company's stock .................            --               --            (16,051)            --
  Payments on indebtedness .....................................            --        (35,391,571)    (121,658,147)      (4,641,023)
  Proceeds from issuance of Senior Secured Notes ...............            --               --         60,000,909             --
  Payment of deferred financing costs ..........................            --           (240,301)      (2,811,539)            --
                                                                       ---------        ---------        ---------        ---------
Net cash used in financing activities ..........................            --        (35,631,872)     (64,484,828)      (4,641,023)
                                                                       ---------        ---------        ---------        ---------
Net increase (decrease) in cash and cash equivalents ...........         984,894      (30,904,154)      36,739,134       (2,180,586)
Cash and cash equivalents at beginning of period ...............       7,989,805       38,893,959        2,154,825        4,335,411
                                                                       ---------        ---------        ---------        ---------
Cash and cash equivalents at end of period .....................   $   8,974,699    $   7,989,805    $  38,893,959    $   2,154,825
                                                                   =============    =============    =============    =============
Supplemental disclosure of cash flow information:
   Interest paid during the period .............................   $   7,268,764    $   7,303,035    $   1,313,943    $     742,020
                                                                   =============    =============    =============    =============
  Income taxes paid during the period ..........................   $        --      $        --      $   1,723,112    $     100,000
                                                                   =============    =============    =============    =============

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                         Busse Broadcasting Corporation

                  Notes to Consolidated Financial Statements

                                December 28, 1997

1. BASIS OF PRESENTATION

The consolidated financial statements include Busse Broadcasting Corporation and its wholly owned subsidiaries (collectively BBC or the Company) engaged in the following businesses:

       TELEVISION:
       KOLN/KGIN-TV              CBS Affiliate       Lincoln/Grand Island, Nebraska
       WEAU-TV                   NBC Affiliate       Eau Claire/La Crosse, Wisconsin

       WWMT-TV                   CBS Affiliate       Kalamazoo/Grand Rapids, Michigan
                                                     (Sold June 1, 1995)

  PRINTING:
       Winnebago Color Press                         Menasha, Wisconsin
                                                     (Sold December 27, 1996)

All intercompany accounts and transactions have been eliminated in consolidation.

The Company and its wholly-owned subsidiary filed voluntary petitions for a joint plan of reorganization under Chapter 11 of the United States Bankruptcy Code (the "Plan") on March 10, 1995. On April 20, 1995 the United States Bankruptcy Court for the district of Delaware (the "Court") confirmed the Plan, such Plan became effective May 3, 1995 (the "Effective Date") and the respective Chapter 11 cases were closed by the Court on September 21, 1995.

The Plan provided for, among other things, the following as of the Effective
Date:

       Creditors under the Bank Credit Agreement received, on a pro-rata basis, immediately prior to the Effective Date $4,600,000 of cash, (plus interest of $23,000) and on the Effective Date received on a pro-rata basis, in exchange, on a dollar for dollar basis, for 100% of the aggregate claims held against the Company, Senior Secured Credit Agreement Notes (the "Credit Agreement") in the aggregate principal amount of $10,400,000;

       In exchange, on a dollar for dollar basis, for 100% of the aggregate claims held against the Company, holders of the Zero Coupon Senior Notes (for their aggregate claim as of May 2, 1995), Working Capital Advances, Subordinated Note and Senior Subordinated Debentures (for their aggregate claims as of March 9, 1995) received, on a pro-rata basis, $109,993,000 principal amount of 7.38% Secured Senior Subordinated Pay-in-Kind Notes due December 31, 2014 (the "Senior PIK Notes") and new 7.38% Junior Subordinated Pay-in-Kind Notes (the "Junior PIK Notes") due December 31, 2014 in the aggregate principal amount of $97,021,000 and cash in the aggregate amount of $14,806 in lieu of fractional securities;

                         Busse Broadcasting Corporation

            Notes to Consolidated Financial Statements (continued)

      1. BASIS OF PRESENTATION (CONTINUED)

       Holders of the Zero Coupon Senior Notes also received, on a pro-rata basis, 100% of the new common stock of the restructured Company. As a result of the Plan, on May 3, 1995, 98% of the new common stock was held by a group of affiliated investment funds (the "South Street Investment Funds"). On June 16, 1995, the Company purchased and retired the 2,300 shares of common stock not controlled by the South Street Investment Funds;

       Substantially all other obligations of the Company, including trade payables and other general unsecured obligations were unaffected by the plan;

       All rights and claims of the holders of the Company's then outstanding capital stock (or interests to acquire such stock) were extinguished; and

       The appointment of new Board of Directors two of which are executive officers of Granite Broadcasting Corporation (see Note 5).

The American Institute of Certified Public Accountants issued Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7"), which provides guidance for financial reporting when companies operate under and emerge from the protection of Chapter 11. SOP 90-7 requires that if (a) the reorganization value of the company, as defined, was less than the total of all post-petition liabilities and pre-petition claims, and (b) the holders of voting shares immediately before confirmation of the Plan received less than fifty percent of the voting shares of the emerging entity, then Fresh Start Accounting must be adopted. Since the Company met both of these conditions, it adopted Fresh Start Accounting on the Effective Date. Fresh Start Accounting provides that liabilities be recorded at their fair values, based upon market interest rates at the Effective Date. In addition, assets are to be recorded based on an allocation of the reorganization value of the Company, which approximates fair market value, and any retained earnings or deficit balance is to be eliminated as of the Effective Date.

The reorganization value of the Company as of the Effective Date was based, in part, on the valuation information supplied to the bankruptcy court and, as discussed below and in Note 5, the net cash proceeds the Company expected to receive in conjunction with the sale of WWMT-TV. The reorganization value was allocated based on appraisals which were performed by independent, third-party appraisers and were based on traditional valuation methods used in the appraisal industry.

                         Busse Broadcasting Corporation

      1. BASIS OF PRESENTATION (CONTINUED)

      The Company determined the Fresh Start Accounting balances for its liabilities as follows:

       Liabilities and indebtedness not impaired by the Plan were recorded at their historical balances;

       Indebtedness retired or expected to be retired with the proceeds of the WWMT-TV sale was valued for financial reporting purposes at 100% of aggregate principal amount at the date of issuance and included $10,400,000 of Credit Agreement notes, $84,437,000 of Senior PIK Notes and $1,180,000 of Junior PIK Notes;

       Indebtedness which the Company reasonably expected to refinance in the near future was valued for financial reporting purposes at 100% of aggregate principal amount at the date of issuance and included $25,556,000 of Senior PIK Notes and $40,000,000 of Junior PIK Notes;

       Indebtedness which the Company did not anticipate refinancing on a current basis was recorded for financial accounting purposes at its discounted present value using a 17% discount rate which was indicative of market interest rates for similar securities at the Effective Date. Accordingly, $55,841,000 aggregate principal amount of Junior PIK Notes (the "Discounted Junior PIK Notes") were recorded at an initial balance of $9,390,000 as of May 3, 1995 and accrued interest for financial reporting purposes at 17%.

The adjustments to adopt Fresh Start Accounting resulted in a total gain on restructuring transactions of $150,290,522 in the accompanying consolidated statement of operations for the period from January 2, 1995 through May 2, 1995. The components of this gain are as follows:

Adjustments to assets and liabilities to reflect adoption
     of Fresh Start Accounting                                 $103,810,917

Debt forgiveness related to restructuring transactions
     (classified as an extraordinary item in the
     accompanying consolidated statement of operations)          46,479,605
                                                               ------------

Total gain on restructuring transactions                       $150,290,522
                                                               ============

                         Busse Broadcasting Corporation

1. BASIS OF PRESENTATION (CONTINUED)

Pursuant to the Plan, the Company did not accrue approximately $1.8 million of interest on certain of its Pre-Effective Date indebtedness for the period March 9, 1995 through the Effective Date.

In applying Fresh Start Accounting, the Company accounted for its interest in WWMT-TV (sold June 1, 1995) as an investment held for sale pursuant to the guidance of EITF Issue No. 87-11, "Allocation of Purchase Price to Assets to be Sold". As discussed more fully in Note 5, the Company valued the investment in WWMT-TV based on the expected sales proceeds, net of selling costs, the incremental cash generated during the holding period and interest charges relating to the debt to be retired with the net sale proceeds. The results of operations for WWMT-TV and the incremental interest on the debt to be retired with the net sale proceeds are not reflected in the accompanying Post-Effective Date consolidated statement of operations but rather were estimated in the original investment in WWMT-TV on the Effective Date.

As a result of the effectiveness of the Plan and the adoption of Fresh Start Accounting, the results for the fiscal years ended December 28, 1997 and December 29, 1996 and for the fiscal period from May 3, 1995 through December 31, 1995 are not comparable to any of the Company's fiscal periods ended on or prior to May 2, 1995 and accordingly, Pre-Effective Date and Post-Effective Date financial statements and disclosures are presented on separate pages or are separated by a vertical line.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

TELEVISION PROGRAM CONTRACT RIGHTS

The rights to broadcast non-network programs are stated at cost less accumulated amortization. These costs are amortized based upon the usage of the programs under methods which generally result in straight-line amortization. The cost of program rights expected to be used within one year is classified as a current asset.

                         Busse Broadcasting Corporation

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment is carried at cost net of accumulated depreciation. Depreciation is generally calculated on the straight-line method based on the following useful lives:





                                                  POST-EFFECTIVE|PRE-EFFECTIVE
                                                       DATE           DATE

                                                  -------------- -------------
                                                      YEARS          YEARS

                                                  -------------- -------------

Leasehold and land improvements                        5-20            5-10
Buildings                                                20              30
Machinery and equipment                                1-20           10-20
Vehicles                                                1-3             3-7


DEFERRED FINANCING COSTS

Deferred financing costs relate to costs incurred with the issuance of debt securities and are being amortized over the respective lives of the debt issues utilizing the weighted average debt outstanding method. Accumulated amortization at December 28, 1997 and December 29, 1996 was $1,316,882 and $699,476,
respectively.

INTANGIBLE ASSETS AND EXCESS REORGANIZATION VALUE

On the Effective Date the amounts allocated to intangible assets and excess reorganization value represent the excess of the reorganization value over the amounts allocated to the net tangible and all other intangible assets as of the Effective Date. These amounts are being amortized on a straight-line basis over 15 years. Accumulated amortization at December 28, 1997 and December 29, 1996 was $10,399,161 and $6,467,857, respectively.

Prior to the Effective Date, goodwill and amounts allocated to FCC licenses and network contracts were amortized on a straight-line basis over forty years. The cost of other intangible assets with determinable economic lives was charged to operations based on their respective economic lives, under methods that generally resulted in accelerated amortization.

                         Busse Broadcasting Corporation

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The Company records impairment losses on long-lived assets used in operations, including excess reorganization value, when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

ADVERTISING

Advertising costs are expensed as incurred and totaled $239,689, $222,780 and $489,243 for fiscal 1997, 1996 and 1995, respectively.

REPORTING PERIOD

The Company's fiscal year is the 52/53 week period ending on the Sunday nearest December 31.

3. SUPPLEMENTARY BALANCE SHEET INFORMATION

The composition of certain balance sheet information follows:

                                                    DECEMBER 28, DECEMBER 29,
                                                        1997         1996
                                                    ------------------------

Receivables:
     Trade                                           $3,715,713  $3,786,502
     Other                                              149,597     123,388
                                                     ----------------------
                                                      3,865,310   3,909,890
Less allowance for doubtful accounts                    (60,900)    (60,900)
                                                     ----------------------
                                                     $3,804,410  $3,848,990
                                                     ======================

                         Busse Broadcasting Corporation

3. SUPPLEMENTARY BALANCE SHEET INFORMATION (CONTINUED)


                                                                                                 DECEMBER 28,      DECEMBER 29,
                                                                                                    1997              1996
                                                                                                 ------------------------------

Other current assets:
     Program contract rights (NOTE 11) ...........................................            $    699,405             $    675,719
     Prepaid expenses and other ..................................................                 213,404                  180,481
     Prepaid pension costs (NOTE 7) ..............................................                 430,674                     --

                                                                                              ------------             ------------
                                                                                              $  1,343,483             $    856,200

                                                                                              ============             ============

Property, plant and equipment:
     Land, land improvements, buildings and improvements .........................            $  2,676,990             $  2,666,744
     Machinery and equipment .....................................................              13,908,889               13,285,024
     Office equipment ............................................................                 953,501                  854,225
     Vehicles ....................................................................                 465,895                  443,995
     Construction in progress ....................................................                  67,767                  175,931

                                                                                              ------------             ------------

                                                                                                18,073,042               17,425,919
     Accumulated depreciation ....................................................              (4,846,975)              (3,098,527)

                                                                                              ------------             ------------

                                                                                              $ 13,226,067             $ 14,327,392

                                                                                              ============             ============

Deferred charges and other assets:
     Deferred financing costs ....................................................            $  1,734,958             $  2,352,364
     Other .......................................................................                  76,851                   71,948

                                                                                              ------------             ------------
                                                                                              $  1,811,809             $  2,424,312

                                                                                              ============             ============

Accounts payable and accrued expenses:
     Accounts payable ............................................................            $    245,761             $    318,639
     Program contracts payable (NOTE 11) .........................................                 590,865                  569,747
     Accrued interest ............................................................               1,514,326                1,514,326
     Accrued long term incentive plan obligations (NOTE 7) .......................                 942,452                     --
     Other accrued expenses ......................................................                 868,308                  772,083

                                                                                              ------------             ------------
                                                                                              $  4,161,712             $  3,174,795

                                                                                              ============             ============

Other long-term
liabilities:
     Accrued pension plan obligations (NOTE 7) ...................................            $       --               $    351,048
     Accrued long term incentive plan obligations (NOTE 7) .......................                    --                    590,453
                                                                                              ------------             ------------

                                                                                              $       --               $    941,501
                                                                                              ============             ============

                         Busse Broadcasting Corporation

4. DISCONTINUED OPERATIONS--SALE OF WINNEBAGO COLOR PRESS

On December 27, 1996, the Company sold substantially all of the assets of its Winnebago Color Press ("Winnebago") division to Winnebago Color Press, Inc., an entity owned in part by Mr. Lawrence A. Busse, the Chairman and Chief Executive Officer of BBC for $3,327,856 in cash plus the assumption of certain liabilities totaling $369,638 and, after payment of certain selling costs, retained net proceeds of $3,242,235 (approximately $3,207,000 after payment of $35,000 of certain obligations under the Company's Long Term Incentive Plan, see Note 7). The Company received $102,857 of the sale proceeds in February 1997; such amount was recorded as a receivable as of December 29, 1996. The Company's utilization of such net proceeds is restricted under the terms of a certain indenture relating to the Company's 11 5/8% Senior Secured Notes due October 15, 2000 (see
Note 6). As part of the transaction the Company received an opinion from an investment banking firm that the transaction was fair to the Company and its stockholders. Winnebago was the Company's only operation within the printing segment and accordingly, because of the sale, this segment has been presented as a discontinued operation. The loss on the transaction of $1,929,636 is classified as a loss on disposal of discontinued operations in the accompanying consolidated statements of operations for the year ended December 29, 1996 and the operations of Winnebago for the year ended December 29, 1996 and the period from May 3, 1995 through December 31, 1995 are classified as income from discontinued operations. The net revenues of Winnebago included in the consolidated statements of operations were $6,896,484 and $4,312,605 for the year ended December 29, 1996 and the period from May 3, 1995 through December 31, 1995, respectively.

Corporate expenses and interest expense, net of interest income, have been allocated to income from discontinued operations only if such expenses are directly attributable to Winnebago. For the year ended December 29, 1996 and for the period from May 3, 1995 through December 31, 1995 the corporate expenses allocated to income from discontinued operations were $27,233 and $7,767, respectively, and $12,711 and $3,611, respectively, for interest expense net of interest income.

                         Busse Broadcasting Corporation

5. SALE OF WWMT-TV

On February 1, 1995, the Company formed a wholly-owned subsidiary, WWMT, Inc. [renamed Busse Management Inc. ("BMI") on May 3, 1995 and further renamed KOLN/KGIN, Inc. on October 20, 1995 (see Note 9)], and subsequently contributed substantially all of the assets and current liabilities of television station WWMT-TV, Kalamazoo, Michigan, to the subsidiary. On February 20, 1995, the Company and WWMT, Inc. entered into an agreement with Granite Broadcasting Corporation ("Granite") to sell substantially all of the assets of WWMT for $95,000,000 plus the net working capital as defined therein and Granite's assumption of certain liabilities. The sale was completed as of the opening of business on June 1, 1995. Gross proceeds, approximating $99,400,000 from the sale were used, in part, to repay the outstanding Credit Agreement ($10,400,000) and purchase or redeem (at 100% of aggregate principal value plus accrued interest) certain Senior PIK Notes ($84,437,000 aggregate principal value), Junior PIK Notes ($1,180,000 aggregate principal value) and 2,300 shares of common stock ($16,051 purchase price).

In applying Fresh Start Accounting the Company accounted for its interest in WWMT-TV as an investment held for sale pursuant to the guidance of EITF Issue No. 87-11, "Allocation of Purchase Price to Assets to be Sold". The Company valued the investment in WWMT-TV based on the expected sales proceeds, net of selling costs, the incremental cash to be generated during the holding period and interest charges relating to the debt to be retired with the net sale proceeds as follows:

 Expected gross cash proceeds from the sale of
     WWMT-TV                                                     $99,420,357
 Plus cash generated from operations from May 3,
    1995 through May 31, 1995                                        498,637
 Less expenses incurred to sell WWMT-TV                             (316,969)
 Less interest on the debt to be retired                            (622,493)
                                                                 -----------
 Net investment in WWMT-TV as of May 3, 1995                     $98,979,532
                                                                 ===========

Two of the three members of the board of directors of the Company are executive officers of Granite. An individual affiliated with the South Street Investment Funds is one of the nine members of the board of directors of Granite and holds equity interests in Granite (see Note 1).

                     Busse Broadcasting Corporation

6. DEBT

Long-term debt is summarized as follows:



                                                     DECEMBER 28, DECEMBER 29,
                                                          1997         1996
                                                     -------------------------


Senior Secured Notes, net of unamortized original
   issue discount of $1,608,143 and $2,062,818
   at December 28, 1997 and December 29, 1996,
   respectively                                      $60,918,857  $60,464,182
                                                     ========================


On October 26, 1995 the Company issued $62,527,000 principal amount of 11 5/8% Senior Secured Notes due October 15, 2000 ("Senior Notes") at a price of 95.96% of the aggregate principal amount thereof and received net proceeds of $58,125,099 after payment of underwriting discounts and commissions of $1,875,810.

A portion of the net proceeds from the issuance of the Senior Notes were used by the Company on October 26, 1995 to redeem all of the outstanding 7.38% Secured Senior Subordinated Pay-in-Kind Notes, at 100% of the principal amount thereof plus accrued and unpaid interest thereon, for an aggregate cost of $26,469,445. The remaining net proceeds of $31,655,654 were deposited in an Escrow Account maintained by the trustee of the Senior Notes and used by the Company on January 12, 1996 to effect, together with cash of approximately $3,193,409 and the interest earned on the funds deposited in the Escrow Account, the Junior Subordinated Note Redemption, without penalty or premium, at 100% of the principal amount of the Junior Subordinated Notes to be redeemed for cash, plus accrued interest thereon to the date of redemption, at a cost of $35,241,061. The outstanding principal amount of the Junior Subordinated Notes immediately prior to the Junior Subordinated Note Redemption was $100,765,475. The balance of the Junior Subordinated Notes not redeemed for cash in the Junior Subordinated Note Redemption was redeemed for 65,524.4135 shares of the Company's Series A Preferred Stock, at a rate of one share for each $1,000 aggregate principal amount of, and accrued and unpaid interest on, such Junior Subordinated Notes.

Interest on the Senior Notes is payable semiannually in arrears on April 15 and October 15 of each year. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

                         Busse Broadcasting Corporation

6. DEBT (CONTINUED)

The Senior Notes are senior in right of payment to all existing and future subordinated indebtedness of the Company and rank pari passu with all existing and future senior indebtedness of the Company. The Senior Notes are secured by all of the Company's equity interests in, and certain intercompany indebtedness of, its subsidiaries, including the subsidiaries which hold the FCC licenses of the Company's two television stations, certain agreements and contract rights related to such television stations (including network affiliation agreements), certain machinery, equipment and fixtures, certain general intangibles, mortgages on substantially all of the owned and certain of the leased real property of the Company and its subsidiaries, and proceeds thereof. In addition, the Company's subsidiaries (collectively the "Guarantors") have fully and unconditionally guaranteed the Senior Notes on a joint and several and senior secured basis and each such guarantee ranks senior in right of payment to all existing and future subordinated indebtedness of such Guarantor and ranks pari passu with all existing and future senior indebtedness of such Guarantor.

The Senior Notes may not, except in certain circumstances, be redeemed by the Company before October 15, 1998. Thereafter, the Senior Notes will be subject to redemption at the option of the Company, in whole or in part, at the redemption prices of 106% and 103% (expressed as percentages of the face amount of the Senior Notes), plus accrued and unpaid interest to the date of redemption, if redeemed during the twelve-month period beginning on October 15, 1998 and 1999, respectively.

The indenture relating to the Senior Notes (the "Indenture") required that the net proceeds, as defined by the Indenture and which are net of the payment made under the long-term incentive plan, from the sale of Winnebago ($3,207,000) be utilized to (i) offer to redeem Senior Notes at 100% of their accreted value on the date of redemption, plus accrued interest, or (ii) to make investments in or acquire properties and assets directly related to television and/or radio broadcasting as specified in the Indenture. In accordance with the Indenture, on February 12, 1997 the Company commenced an offer to purchase up to $3,207,000 of aggregate principal amount of Senior Notes with the net proceeds of the sale of Winnebago. The Company's offer to purchase expired, by its terms, on March 14, 1997 with no Senior Notes having been tendered by their respective holders and, consequently, no Senior Notes were purchased by the Company. Under the terms of the Indenture, the Company may only utilize the $3,207,000 and the interest thereon to make investments in or acquire properties and assets directly related to television and/or radio broadcasting. Such net proceeds and the interest earnings thereon are held by the Indenture Trustee as collateral proceeds and are classified as cash equivalents on the accompanying consolidated balance sheet.

                         Busse Broadcasting Corporation

6. DEBT (CONTINUED)

The Indenture contains various convenants and restrictions on the Company and its subsidiaries including, but not limited to, incurring additional indebtedness, issuing certain disqualified capital stock, making dividend payments or certain other restricted payments, consummating certain asset sales, incurring liens, entering into certain transactions with affiliates, creating or acquiring additional subsidiaries, merging or consolidating with any other person, or selling, assigning, transferring, leasing, conveying or otherwise disposing of all or substantially all of the assets of the Company or its subsidiaries. Upon a change of control, as defined in the Indenture, the Company is required to offer to repurchase all or any portion (equal to $1,000 or an integral multiple thereof) of the Senior Notes at a purchase price in cash equal to 101% of the accreted value thereof, plus accrued and unpaid interest to the date of repurchase in accordance with the terms of the Indenture. Consumation of the Stock Purchase Agreement (see Note 13) will constitute a change of control, as defined in the Indenture.

The Indenture does not restrict the ability of a subsidiary to pay dividends or make loans or advances to the Company.

It was not practicable to estimate the fair value of the Company's long-term debt securities because of a lack of quoted market prices and the inability to estimate fair value without incurring excessive costs.

7. EMPLOYEE BENEFIT PLANS

DEFINED BENEFIT PLAN

The Company has a noncontributory defined benefit pension plan (the "Pension Plan") covering approximately 129 full-time employees, 15 retirees receiving benefits and 90 separated vested participants. The benefits are based on length of service, age and the employee's compensation.

On July 1, 1997 the Company amended its defined benefit plan to freeze all benefit and service accruals thereunder and to terminate, subject to governmental approval, the Pension Plan effective as of September 28, 1997. The Company has recorded a gain of $344,782 for the year ended December 28, 1997 for the curtailment of the Pension Plan. Such gain is included as an offset to operating costs and expenses in the consolidated statement of operations. Additional charges or gains, if any, for the settlement of the Pension Plan will be recorded upon final settlement of the Pension Plan obligations. Termination and settlement for the Pension Plan are subject to various government agency approvals and the Company does not currently anticipate such settlements to occur prior to the second half of fiscal 1998.

                         Busse Broadcasting Corporation

7. EMPLOYEE BENEFIT PLANS (CONTINUED)

Applications for determination and notification with the Pension Benefit Guaranty Corporation (the "PBGC") and Internal Revenue Service (the "IRS") were filed pursuant to governmental regulations on January 22, 1998. The Company anticipates that the IRS will rule that the Pension Plan qualifies under Section 401(a) of the Internal Revenue Code and, therefore, will not be subject to tax under present income tax laws. Upon termination, all participants will become fully vested and will be able to accept their settlement benefit as an annuity, lump sum payment or roll-over of benefits into the Company's 401(k) Savings Plan.

In anticipation of the settlement of the Pension Plan, in September 1997 the Company contributed $500,000 to the Pension Plan's trust fund.

The Company currently anticipates that the present value of all vested benefit obligations will exceed the fair value of the pension plan trust assets at the future settlement date and, as such, the Company expects to be required to fund such difference, the "Settlement Funding". The settlement date cannot be determined until the IRS and PBGC approve the Company's termination applications. Any Settlement Funding to the pension trust by the Company will not be calculable as a sum certain until the settlement date is established according to the applicable governmental regulations since such calculations are dependent upon certain governmentally prescribed settlement interest rates in effect 60 days prior to the settlement date.

The Company's funding policy is to contribute amounts to the plan sufficient to meet the minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974, plus such additional amounts as the Company may determine to be appropriate from time to time, including any contributions necessary to effect the plan settlement. The components of pension cost were as follows:


                                                          1997            1996          1995
                                                       ----------------------------------------

Service cost--benefit earned during period             $   74,150      $ 134,377      $ 204,706
Interest cost on projected benefit obligation             162,453        154,256        180,362
Actual return on plan assets                             (239,265)      (183,951)      (227,067)
Net amortization and deferral                              65,722         24,825         19,824
                                                       ----------------------------------------
Net periodic pension cost                              $   63,060      $ 129,507      $ 177,825
                                                       ========================================

                         Busse Broadcasting Corporation

7. EMPLOYEE BENEFIT PLANS (CONTINUED)

Assumptions used in the accounting for the defined benefit plan were:




                                                1997       1996         1995
                                                ----------------------------

Weighted average discount rates                 7.5%       7.25%        7.25%
Rates of increase in compensation levels        5.0%       5.0%         5.0%
Expected long-term rate of return on assets     8.0%       8.0%         8.0%


The following table sets forth the funded status and amounts recognized in the Company's consolidated balance sheet:

                                                    DECEMBER 28, DECEMBER 29,
                                                       1997         1996
                                                    -------------------------

Actuarial present value of benefit obligations:
  Vested benefit obligation                          $2,426,263   $2,149,278
                                                     =======================
  Accumulated benefit obligation                     $2,426,263   $2,175,809
                                                     =======================
  Projected benefit obligation                        2,426,263    2,356,168
Plan assets at fair value, primarily group annuity
  contracts and U.S. corporate stocks and bonds       2,729,263    2,103,190
                                                     -----------------------
Projected benefit obligation in excess of (less
than) plan assets                                      (303,000)     252,978
Unrecognized gain                                      (127,674)     (15,561)
Unrecognized prior service cost                              --      113,631
                                                     -----------------------
Net pension (asset) liability recognized in the
  consolidated balance sheets                        $ (430,674)  $  351,048
                                                     =======================


Effective June 1, 1995 the Company curtailed the portion of the defined benefit pension plan related to the WWMT-TV employees and recognized an associated gain of $327,866 at that time.

DEFINED CONTRIBUTION PLAN

The Company has 401(k) plans available to substantially all employees with at least 1,000 hours of service annually. The Company matches 50% of the first 2% of the employee contributions.

                         Busse Broadcasting Corporation

7. EMPLOYEE BENEFIT PLANS (CONTINUED)

In addition, for the period from September 29, 1997 through December 28, 1997 the Company accrued a voluntary profit sharing contribution for each participant of the greater of $75 or the product of the applicable percentage set forth below times the participant's compensation during the period from September 29, 1997 through December 28, 1997:




                  YEARS OF VESTING SERVICE                       PERCENTAGE
              --------------------------------------------------------------


              Less than 5                                            1.0%
              5 to 9                                                 1.5%
              10 to 14                                               3.0%
              15 to 19                                               5.0%
              20 to 24                                               6.0%
              25 to 29                                               7.0%
              30 or more                                             7.5%


Funding of the voluntary profit sharing contribution will occur in fiscal 1998. Total plan expense was $64,476, $71,673, $31,247, and $57,718 for fiscal years 1997 and 1996 and the periods from May 3, 1995 through December 31, 1995, and January 2, 1995 through May 2, 1995, respectively.

LONG TERM INCENTIVE PLAN

The Company maintains a Long Term Incentive Plan (the "LTIP") for certain key executives (the "Participants"). As of December 28, 1997 the aggregate maximum amount which the Company may become obligated to pay under the LTIP is $1,065,000 and each Participants' allocated share of such amount is referred to as the "Maximum Amount". Participants vest ratably over thirty-six months beginning May 3, 1995 (the "Vested Amount"), and, subject only to continuous employment, the Maximum Amount is due and payable May 3, 1998. In the event of a Participant's death or disability the Participant will be entitled to payment of the Vested Amount as of such date. In certain instances involving changes in control of the Company or significant asset sales, a Participant may be entitled to the Maximum Amount. In conjunction with the sale of Winnebago, a former Participant was paid his Maximum Amount of $35,000. In the event of a Participant's termination of employment without "cause" or by such Participant for "good reason" (as defined therein) the Participant may be entitled to the discounted present value of the Maximum Amount according to a formula defined in the LTIP. If a Participant's employment with the Company terminates for "cause" (as defined therein), the Company's obligations with respect to that Participant terminate and no payments will be made to the Participant.

                         Busse Broadcasting Corporation

7. EMPLOYEE BENEFIT PLANS (CONTINUED)

The Company is not required to fund or otherwise segregate assets to be used to pay benefits under the LTIP. Under the LTIP the Company is precluded, with certain permitted exceptions, from paying cash dividends and entering into transactions with Affiliates (as defined therein) other than on fair and reasonable terms.

For fiscal years 1997 and 1996 and the fiscal period from May 3, 1995 through December 31, 1995, the Company expensed $351,999, $381,260 and $244,193, respectively, relating to the LTIP based on a 3 year straight line amortization.

8. INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                     DECEMBER 28, DECEMBER 29,
                                                          1997         1996
                                                    ---------------------------

Deferred tax liabilities -
Property, plant and equipment basis differences     $  3,176,000  $  3,569,000

Deferred tax assets:
Federal net operating loss carryforwards              20,876,000    20,706,000
State net operating loss carryforwards                 3,177,000     2,747,000
Alternative minimum tax credit                         1,615,000     1,615,000
Other                                                    290,000        47,000
                                                    --------------------------
                                                      25,958,000    25,115,000
Valuation allowances                                 (22,782,000)  (21,546,000)
                                                    --------------------------
                                                       3,176,000     3,569,000
                                                    --------------------------
                                                    $         --  $         --
                                                    ==========================

Due to past and current operating losses, a valuation allowance has been recognized to offset the Company's net deferred tax assets.

                         Busse Broadcasting Corporation

8. INCOME TAXES (CONTINUED)

The benefit (provision) for income taxes from continuing operations is different from the amount computed by applying the U.S. statutory rate due to the following items:



                                                                                                   | PRE-EFFECTIVE
                                                                POST-EFFECTIVE DATE                |       DATE
                                                 --------------------------------------------------|-----------------
                                                                                   FISCAL PERIOD   |
                                                     FISCAL YEAR ENDED               FROM MAY 3,   |    FISCAL PERIOD
                                                 ----------------------------       1995 THROUGH   |   FROM JANUARY 2,
                                                  DECEMBER 28,  DECEMBER 29,        DECEMBER 31,   |    1995 THROUGH
                                                     1997          1996                1995        |     MAY 2, 1995
                                                 --------------------------------------------------|-----------------

Benefit (provision), from continuing operations                                                    |
  and including extraordinary item, at federal                                                     |
  statutory rate                                  $1,604,000    $1,559,000          $1,220,000     |  $(49,070,000)
State taxes                                               --            --             341,000     |    (1,358,000)
Change in valuation allowance                             --            --             136,000     |    40,854,000
Unused current net operating loss                   (267,000)      (71,000)                 --     |            --
Gain on restructuring transactions and                                                             |
  related items                                           --            --                  --     |    11,762,000
Non-deductible amortization of intangible assets                                                   |
  and excess reorganization values and other                                                       |
  items                                           (1,337,000)   (1,488,000)           (825,929)    |        30,000
                                                 --------------------------------------------------|-----------------
                                                  $      --     $      --           $  871,071     |  $  2,218,000
                                                 ==================================================|=================


The deferred (provision) benefit from continuing operations consists of the following:


                                                                                                   |    PRE-EFFECTIVE
                                                                POST-EFFECTIVE DATE                |        DATE
                                                 --------------------------------------------------|-----------------
                                                                                                   |
                                                                                   FISCAL PERIOD   |
                                                     FISCAL YEAR ENDED               FROM MAY 3,   |    FISCAL PERIOD
                                                 ----------------------------       1995 THROUGH   |   FROM JANUARY 2,
                                                  DECEMBER 28,  DECEMBER 29,        DECEMBER 31,   |    1995 THROUGH
                                                     1997          1996                1995        |     MAY 2, 1995
                                                 --------------------------------------------------|-----------------
                                                                                       |
Deferred tax benefits of temporary differences                                                     |
  other than operating loss carryforwards         $   636,000   $ 19,414,000        $30,220,000    |  $(39,562,000)
Benefits (use) of operating loss carryforwards        600,000      1,728,000        (27,770,000)   |     1,026,000
Change in valuation allowance                      (1,236,000)   (21,142,000)           136,000    |    40,854,000
                                                 --------------------------------------------------|-----------------
                                                  $        --   $         --        $ 2,586,000    |  $  2,318,000
                                                 ==================================================|=================

                         Busse Broadcasting Corporation

8. INCOME TAXES (CONTINUED)

As of December 28, 1997 the Company had approximately $61,400,000 of federal net operating loss carryforwards ("NOL's") which begin to expire in 2005. As a result of the Plan (see Note 1) the Company elected treatment under Section 382
(1) (5) of the Internal Revenue Code, as amended. This treatment will allow the restructured Company to utilize, under certain restrictions, its NOL's to offset taxable income incurred after the Effective Date. The pending ownership change (see Note 13) will further restrict the Company's use of its NOL's under Section
382. Utilization of a portion of these NOL's are assumed in the Company's calculation of Post-Effective Date deferred taxes.

9. CORPORATE REORGANIZATION/SUBSIDIARY GUARANTORS

The Senior Notes are fully and unconditionally guaranteed, on a joint and several and senior secured basis, by all of the Company's direct and indirect subsidiaries, each of which is wholly-owned. To facilitate the collateral arrangements required by the Senior Notes the Company effected the following transactions on October 20, 1995:

        1. The Federal Communication Commission ("FCC") licenses relating to the operation of WEAU-TV were conveyed to a wholly-owned subsidiary, WEAU License, Inc., in exchange for a $4,880,000 note payable to Busse Broadcasting Corporation and 100% of the stock of the subsidiary;

        2. The assets and liabilities relating to the operation of KOLN/KGIN-TV were conveyed to a wholly-owned subsidiary, KOLN/KGIN, Inc. (formerly known as Busse Management, Inc. which was formerly known as WWMT, Inc.); and

        3. KOLN/KGIN, Inc. conveyed the FCC licenses relating to the operation of KOLN/KGIN-TV to its wholly-owned subsidiary KOLN/KGIN License, Inc. in exchange for all of the capital stock of the subsidiary.

                         Busse Broadcasting Corporation

9. CORPORATE REORGANIZATION/SUBSIDIARY GUARANTORS (CONTINUED)

The following tables present summarized combined balance sheet and operating statement information for (i) KOLN/KGIN, Inc. (ii) KOLN/KGIN License, Inc. and
(iii) WEAU License, Inc., or the respective prior operations as a division of the Company. Separate financial statements of KOLN/KGIN, Inc. immediately follow these notes to consolidated financial statements of Busse Broadcasting Corporation. Separate financial statements and other disclosures concerning KOLN/KGIN License, Inc. and WEAU License, Inc. have not been presented because management has determined that such financial statements would not be material to investors.



                                                                        POST-EFFECTIVE DATE
                                                                     --------------------------
                                                                     DECEMBER 28,   DECEMBER 29,
                                                                        1997           1996
                                                                     --------------------------

ASSETS
Current assets                                                       $ 3,377,708    $ 3,258,170
Non-current assets                                                    45,525,932     49,097,117
                                                                     --------------------------
                                                                     $48,903,640    $52,355,287
                                                                     ==========================

LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities                                                  $ 1,112,618    $ 1,090,989
Non-current liabilities                                                6,373,635      6,703,675
Shareholder's equity                                                  41,417,387     44,560,623
                                                                     --------------------------
Total liabilities and shareholder's equity                           $48,903,640    $52,355,287
                                                                     ==========================



                                                                                   |  PRE-EFFECTIVE
                                                   POST-EFFECTIVE DATE             |      DATE
                                       --------------------------------------------|---------------
                                                                     FISCAL PERIOD |
                                       FISCAL YEAR    FISCAL YEAR     FROM MAY 3,  |  FISCAL PERIOD
                                          ENDED          ENDED       1995 THROUGH  | FROM JANUARY 2,
                                       DECEMBER 28,   DECEMBER 29,   DECEMBER 31,  |   1995 THROUGH
                                          1997           1996           1995       |  MAY 2, 1995
                                       --------------------------------------------|----------------
                                                                       |
Net revenue                            $12,310,713    $11,926,061    $ 6,657,481   | $  3,489,390
Total operating costs and expenses      10,325,586      9,937,965      6,345,213   |    2,393,360
Income from operations                   1,985,127      1,988,096        312,268   |    1,096,030
Reorganization item--gain on                                                       |
  restructuring transaction                     --             --             --   |   34,831,263
Net income (loss)                       (3,143,236)    (2,903,328)    (1,727,698)  |   36,308,787


                         Busse Broadcasting Corporation

10. CAPITAL STOCK

On January 12, 1996 the Company amended its articles of incorporation to revise its authorized shares of capital stock as discussed below.

COMMON STOCK

The authorized common stock of the Company consists of 2,154,000 shares, of which 107,700 shares are issued and outstanding. Each share of Common Stock has an equal and ratable right to receive dividends when and as declared by the Board of Directors of the Company out of assets legally available therefor. The declaration and payment of cash dividends on Common Stock are restricted by the provisions of the Indenture and the LTIP. In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock would be entitled to share ratably in the assets available for distribution after payments to creditors and liquidation preference payments to holders of the Series A Preferred Stock.

SERIES A PREFERRED STOCK

The authorized preferred stock of the Company consists of 65,524.4135 shares, all of which are issued and outstanding. Dividends on the Series A Preferred Stock accrue at an annual rate of $73.80 per share until such shares are redeemed or converted, whether or not any funds are legally available therefor. Such dividends are payable only upon the conversion of the Series A Preferred Stock into Common Stock or the redemption thereof, unless any Senior Notes are then outstanding or if such payment is then prohibited by any other debt instruments of the Company or applicable law. In the event that payment of any accrued dividends is not so permitted, such dividends will remain an obligation of the Company and be payable at the earliest date on which both (i) no Senior Notes remain outstanding and (ii) such payment is not prohibited by the other debt instruments of the Company or by applicable law.

In the event of any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, any holder of the Series A Preferred Stock will, for each share of Series A Preferred Stock, be entitled to receive a distribution of $1,000, plus any accrued and unpaid dividends, out of the assets of the Company prior to any distribution of assets with respect to any other shares of capital stock of the Company as a result of such liquidation, distribution or winding-up of the Company.

                         Busse Broadcasting Corporation

10. CAPITAL STOCK (CONTINUED)

Each share of Series A Preferred Stock may be converted at any time at the option of the holder into fully paid, nonassessable shares of Common Stock at the rate of 31.22958299 shares of Common Stock per share of Series A Preferred Stock, except that, if the Series A Preferred Stock is called for redemption, the conversion right will terminate at the close of business on the date fixed for redemption. Provision will be made for adjustment of the conversation rate, under certain conditions, in order to protect the conversion rights against dilution.

The Series A Preferred Stock is redeemable at the option of the Company at any time, in whole or in part, out of funds legally available therefor, at a per share redemption price equal to the per share liquidation preference per share ($1,000), plus in each case an amount equal to accrued and unpaid dividends, if any, to (and including) the redemption date, whether or not declared.

The holders of the Series A Preferred Stock have no voting rights except to the extent required by the Delaware General Corporation Law and the Series A Preferred Stock is entitled to no preemptive rights.

11. COMMITMENTS

The Company has entered into contracts to purchase rights to air certain programs at future dates. The Company records these contracts as assets and corresponding liabilities when the license period begins, which totaled $1,017,375, $969,630 and $959,010 in fiscal 1997, 1996 and 1995, respectively.
The aggregate amount of these contracts entered into but not yet recorded at December 28, 1997 is approximately $3,031,795.

12. BUSINESS SEGMENTS

On December 27, 1996 the Company sold substantially all of the assets of its printing segment, Winnebago Color Press. Because of this sale, the Company now operates only in the television segment. For the year ended December 29, 1996 and the period from May 3, 1995 through December 31, 1995, the loss on the sale of the printing segment and its results of operations have been included as discontinued operations in the accompanying respective statements of operations (see Note 4).

                         Busse Broadcasting Corporation

12. BUSINESS SEGMENTS (CONTINUED)

                                                                  PRE-EFFECTIVE
                                                                      DATE
                                                                  ------------
                                                                  FISCAL PERIOD
                                                                      FROM
                                                                   JANUARY 2,
                                                                  1995 THROUGH
                                                                  MAY 2, 1995
                                                                  ------------

Net revenue:
   Television                                                     $12,141,986
   Printing                                                         2,368,909
                                                                  -----------
                                                                  $14,510,895
                                                                  ===========
Depreciation and amortization:
   Television                                                     $ 1,631,472
   Printing                                                           144,600
                                                                  -----------
                                                                  $ 1,776,072
                                                                  ===========
Income from operations:
   Television                                                     $ 3,810,498
   Printing                                                           123,388
                                                                  -----------
                                                                  $ 3,933,886
                                                                  ===========
Capital expenditures:
   Television                                                     $   450,106
   Printing                                                            47,622
                                                                  -----------
                                                                  $   497,728
                                                                  ===========

                         Busse Broadcasting Corporation

13. SUBSEQUENT EVENTS

On February 13, 1998 the Company, its stockholders and Gray Communications Systems, Inc., a Georgia Corporation ("Gray"), entered into a definitive purchase agreement (the "Stock Purchase Agreement") whereby Gray agreed to acquire, and the stockholders agreed to sell, all of the capital stock of the Company for the aggregate purchase price of (i) $112 million, plus (ii) the Company's cash and cash equivalents, less (iii) the aggregate amount of the Company's indebtedness and accrued and unpaid interest thereon, including the accreted amount of the Company's 11 5/8% Secured Senior Notes due 2000. The value of the Company's cash, cash equivalents and aggregate indebtedness will be determined as of the close of business on the business day immediately preceding the closing date of the Stock Purchase Agreement.

Consummation of the transactions contemplated by the Stock Purchase Agreement is subject to the receipt of requisite governmental approvals, including the approval of the Federal Communications Commission. The Company can make no assurance as to whether the transactions contemplated by the Stock Purchase Agreement will be completed, but currently anticipates that such transactions will close on or before September 1, 1998.

                                   APPENDIX C

                        Gray Communications Systems, Inc.
     Pro Forma Condensed Combined Balance Sheet - June 30, 1998 (Unaudited)


         The unaudited pro forma condensed combined balance sheet as of June 30, 1998 gives effect to the Busse-WALB Transactions under the purchase method of accounting and is based on a preliminary allocation of the purchase price reflecting the assumptions and the adjustments described in the accompanying notes.

         This unaudited pro forma condensed combined balance sheet does not purport to represent the Company's actual financial position that would have been reported had the Busse-WALB Transactions occurred on June 30, 1998.

         The pro forma adjustments are based upon currently available information and upon certain assumptions that management believes are reasonable under the circumstances. This unaudited pro forma condensed combined balance sheet should be read in conjunction with the Company's Consolidated Financial Statements and the Notes thereto for the year ended December 31, 1997 (as filed in the Company's annual report on Form 10-K for the year ended December 31,
1997) and for the quarter ended June 30, 1998 (as filed in the Company's quarterly report on Form 10-Q for the quarter ended June 30, 1998).

                        Gray Communications Systems, Inc.
             Pro Forma Condensed Combined Balance Sheet (Unaudited)
                                  June 30, 1998
                      (in thousands, except per share data)


                                                                          Busse-WALB Transactions
                                                              ---------------------------------------------------------
                                                                                                       Pro Forma           Pro Forma
                                                Company             WALB              Busse           Adjustments           Combined
                                            ----------------- -----------------  ----------------  --------------------  -----------
ASSETS
CURRENT ASSETS
   Cash and cash equivalents                   $   2,739       $     -0-         $  9,046           $ 12,000     (1)       $   2,738
                                                                                                     (63,791)    (2)
                                                                                                      42,744     (3)
   Trade accounts receivable, net                 20,025             -0-            3,651                 -0-                 23,676
   Recoverable income taxes                        1,897             -0-               -0-                -0-                  1,897
   Inventories                                     1,320             -0-               -0-                -0-                  1,320
   Current portion of program
      broadcast rights                             1,325           (117)              197                 -0-                  1,405
   Other current assets                            1,186            (34)              579               (431)    (4)           1,300
                                               ----------      ---------         ---------          ---------              ---------
      Total current assets                        28,492           (151)           13,473             (9,478)                 32,336

PROPERTY AND EQUIPMENT, NET                       43,175         (2,757)           12,555                830     (4)          53,803

OTHER ASSETS
   Deferred loan costs                             7,987             -0-            1,426             (1,426)    (4)           7,987
   Goodwill and other intangibles                261,159             -0-           46,827            105,534     (4)         380,244
                                                                                                      13,551     (5)
                                                                                                     (46,827)    (6)
   Other                                           2,870            (96)               77               (860)    (7)           1,790
                                                                                                        (201)    (4)
                                               ----------      ---------         ---------          ---------              ---------
                                                 272,016            (96)           48,330             69,771                 390,021
                                               ----------      ---------         ---------          ---------              ---------
                                               $ 343,683       $ (3,004)         $ 74,358           $ 61,123               $ 476,160
                                               ==========      =========         =========          =========              =========

LIABILITIES AND
   STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
   Trade accounts payable                      $   3,392       $     -0-         $    146           $  1,200     (4)       $   4,738
   Employee compensation and benefits              3,840             -0-              422                 -0-                  4,262
   Accrued expenses                                2,647             -0-              151                 -0-                  2,798
   Accrued interest                                4,713             -0-            1,514              2,120     (8)           4,713
                                                                                                      (3,634)    (9)
   Current portion of program
      broadcast obligations                        1,189           (163)               85                 -0-                  1,111
   Deferred revenue                                2,184             -0-               42                 -0-                  2,226
   Current portion of long-term debt                 579             -0-               -0-                -0-                    579
                                               ----------      ----------        ---------          ---------              ---------
      Total current liabilities                   18,544           (163)            2,360               (314)                 20,427
LONG-TERM DEBT                                   226,322             -0-           61,168              5,111     (8)         269,066
                                                                                                      42,744     (3)
                                                                                                     (66,279)    (9)
OTHER LONG-TERM LIABILITIES                        7,148             -0-               -0-            29,312    (10)          49,684
                                                                                                      13,551     (5)
                                                                                                        (327)    (7)
STOCKHOLDERS' EQUITY                              91,669         (2,841)           10,830             48,688    (10)         136,983
                                                                                                        (533)    (7)
                                                                                                     (10,830)    (4)
                                               ----------      ---------         ---------          ---------              ---------
                                               $ 343,683       $ (3,004)         $ 74,358           $ 61,123               $ 476,160
                                               ==========      =========         =========          =========              =========

See notes to pro forma condensed combined balance sheet

                        Gray Communications Systems, Inc.
         Notes to Pro Forma Condensed Combined Balance Sheet (Unaudited)
                                  June 30, 1998


1) Reflects the receipt of $12.0 million that was received by the Company with the assets of WEAU in exchange for the assets of WALB.

2)   Reflects the costs of the Busse-WALB Transactions as follows:


                                                                                     Amount
                                     Description                                 (in thousands)
           -----------------------------------------------------------------  ---------------------
           Busse purchase price                                                    $   112,000
           Busse cash balance                                                            9,046
           Costs associated with satisfaction and discharge of Busse
                 Senior Notes                                                            7,386
           Other adjustments to purchase price                                           1,359

           Less:  Appraised value of WEAU received in exchange for WALB                (66,000)
                                                                                  ------------
                                                                                   $    63,791
                                                                                  ============

3) Reflects net borrowing of $42.7 million under the Company's Senior Credit Facility in order to complete the Busse-WALB Transactions.

4) Reflects the preliminary allocation of the Busse purchase price of $112.0 million (plus Busse's cash balance of approximately $9.0 million) to the tangible assets and liabilities based upon estimates of fair market value at June 30, 1998 as follows:


                                                                                     Amount
                                     Description                                 (in thousands)
           -----------------------------------------------------------------  ---------------------
           Cash and cash equivalents                                              $      9,046
           Trade accounts receivable, net                                                3,651
           Current portion of program broadcast rights                                     197
           Other current assets                                                            148
           Property and equipment, net                                                  13,385
           Adjustment to goodwill and other intangibles                                105,534
           Other assets                                                                     77
           Trade accounts payable                                                         (146)
           Employee compensation and benefits                                             (422)
           Accrued expenses                                                               (151)
           Accrued interest                                                             (1,514)
           Current portion of program broadcast obligations                                (85)
           Deferred revenue                                                                (42)
           Deferred acquisition costs                                                   (1,401)
           Busse Senior Notes - adjustment to fair market value                         (7,231)
                                                                                --------------
           Busse purchase price (including Busse's cash balance)                  $    121,046
                                                                                ==============


                        Gray Communications Systems, Inc.
   Notes to Pro Forma Condensed Combined Balance Sheet (Unaudited) (Continued)
                                  June 30, 1998




                                                                                     Amount
                                     Description                                 (in thousands)
           -----------------------------------------------------------------  ---------------------
           Net equity of Busse                                                   $     (10,830)
           Adjustment of Busse assets and liabilities to market value                   47,854
           Prepayment of Busse Senior Notes                                            (61,168)
           Deferred acquisition costs                                                    1,401
           Busse Senior Notes - adjustment to fair market value                          7,231
                                                                                 -------------
                                                                                       (15,512)
           Busse purchase price (including Busse's cash balance)                       121,046
                                                                                 -------------
           Adjustment to goodwill and other intangibles                          $     105,534
                                                                                 =============

5) Reflects goodwill and deferred income taxes associated with the value of the KOLN Federal Communications Commission license.

6)   Reflects the elimination of goodwill as recorded by Busse.

7) Reflects the recognition of deferred sales costs as a transaction expense associated with the disposition of the assets of WALB. Also, reflects the adjustments for the related decrease in the income tax liability and retained earnings.

8) Reflects adjustment of Busse Senior Notes to approximate fair market value. The Busse Senior Notes are subject to redemption at the option of Busse, in whole or in part, at a redemption price of 106% (expressed as a percentage of the face amount of the Busse Senior Notes), plus accrued interest and unpaid interest on the date of redemption, if redeemed during the twelve-month period beginning on October 15, 1998.

9) Reflects the early satisfaction and discharge of the Busse Senior Notes. Immediately following the acquisition of Busse, the Company exercised its right to satisfy and discharge the Busse Senior Notes, effectively prefunding such notes at the October 15, 1998 call price of 106 plus accrued interest. The aggregate amount necessary to satisfy and discharge the Busse Senior Notes and accrued interest was approximately $69.9 million.

10) Reflects the income tax liability and the increase in retained earnings resulting from the Company's exchange of WALB. The exchange of WALB resulted in a pretax gain as calculated under Generally Accepted Accounting Principles of approximately $70.5 million as of July 31, 1998.

                        Gray Communications Systems, Inc.
        Pro Forma Condensed Combined Statement of Operations (Unaudited)
                      For the Year Ended December 31, 1997

      On August 1, 1997, the Company purchased the assets of WITN-TV ("WITN"). The purchase price of approximately $41.7 million consisted of $40.7 million cash, $600,000 in acquisition related costs, and approximately $400,000 in liabilities which were assumed by the Company. Based on the preliminary allocation of the purchase price, the excess of the purchase price over the fair value of net tangible assets acquired was approximately $37.4 million. The Company funded the costs of this acquisition through its Senior Credit Facility. WITN operates on Channel 7 and is the NBC-affiliate in the Greenville-Washington-New Bern, North Carolina market. In connection with the purchase of the assets of WITN ("WITN Acquisition"), the Company paid Bull Run a fee equal to 1% of the purchase price for services performed.

         The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 1997, is presented below and assumes that the WITN Acquisition and the Busse-WALB Transactions occurred on January 1, 1997. This unaudited pro forma condensed combined statement of operations does not include the pretax gain resulting from the disposition of the assets of WALB of approximately $70.5 million as of July 31, 1998.

         This unaudited pro forma condensed combined statement of operations does not purport to represent the Company's actual results of operations had these events occurred on January 1, 1997, and should not serve as a forecast of the Company's operating results for any future periods. The pro forma adjustments are based solely upon certain assumptions that management believes are reasonable under the circumstances at this time. This unaudited pro forma condensed combined statement of operations should be read in conjunction with the Company's Consolidated Financial Statements and the Notes thereto for the year ended December 31, 1997 (as filed in the Company's annual report on Form 10-K for the year ended December 31, 1997).

        Pro Forma Condensed Combined Statement of Operations (Unaudited)
                          Year Ended December 31, 1997
                      (in thousands, except per share data)


                                                       WITN Acquisition                           Busse-WALB Transactions
                                                       ----------------                    -------------------------------
                                                            Pro Forma    Pro Forma                            Pro Forma  Pro Forma
                                      Company       WITN   Adjustments   Company      WALB        Busse      Adjustments  Combined
                                      -------       ----   -----------   -------      ----        -----      -----------  --------
OPERATING REVENUES
    Broadcasting ................   $  72,300    $ 4,551    $   -0-    $  76,851   $ (10,090)   $  18,971    $     -0-    $  85,732
    Publishing ..................      24,536        -0-        -0-       24,536         -0-          -0-          -0-       24,536
    Paging ......................       6,712        -0-        -0-        6,712         -0-          -0-          -0-        6,712
                                    ---------    -------    -------    ---------   ---------    ---------    ---------    ---------
                                      103,548      4,551        -0-      108,099     (10,090)      18,971          -0-      116,980
EXPENSES
    Broadcasting ................      41,966      2,706        -0-       44,672      (4,473)       8,428          345 (5)   48,972
    Publishing ..................      19,753        -0-        -0-       19,753         -0-          -0-          -0-       19,753
    Paging ......................       4,051        -0-        -0-        4,051         -0-          -0-          -0-        4,051
    Corporate and administrative        2,528        128       (128)(1)    2,528         -0-        1,524       (1,524)(6)    2,528
    Depreciation and amortization      14,520        619        196 (2)   15,335        (296)       5,802         (958)(7)   19,883
                                    ---------    -------    -------    ---------   ---------    ---------    ---------    ---------
                                       82,818      3,453         68       86,339      (4,769)      15,754       (2,137)      95,187
                                    ---------    -------    -------    ---------   ---------    ---------    ---------    ---------
                                       20,730      1,098        (68)      21,760      (5,321)       3,217        2,137       21,793
Miscellaneous income (expense) ..         (31)        12        -0-          (19)          4          406         (445)(8)      (54)
                                    ---------    -------    -------    ---------   ---------    ---------    ---------    ---------
                                       20,699      1,110        (68)      21,741      (5,317)       3,623        1,692       21,739
Interest expense ................      21,861        952      1,029 (3)   23,842         -0-        8,341       (2,180)(9)   30,003
                                    ---------    -------    -------    ---------   ---------    ---------    ---------    ---------
INCOME (LOSS) BEFORE
        INCOME TAXES ............      (1,162)       158     (1,097)      (2,101)     (5,317)      (4,718)       3,872       (8,264)
Income tax expense (benefit) ....         240         12       (967)(4)     (715)     (1,340)         -0-         (755)(4)   (2,810)
                                    ---------    -------    -------    ---------   ---------    ---------    ---------    ---------
    NET INCOME (LOSS) ...........      (1,402)       146       (130)      (1,386)     (3,977)      (4,718)       4,627       (5,454)
Preferred dividends .............       1,410        -0-        -0-        1,410         -0-        4,822       (4,822)(10)   1,410
                                    ---------    -------    -------    ---------   ---------    ---------    ---------    ---------
    NET INCOME (LOSS) AVAILABLE
        TO COMMON STOCKHOLDERS ..   $  (2,812)   $   146    $  (130)   $  (2,796)  $  (3,977)   $  (9,540)   $   9,449    $  (6,864)
                                    =========    =======    =======    =========   =========    =========    =========    =========

AVERAGE OUTSTANDING
    COMMON SHARES:
        Basic ...................       7,902                             7,902                                               7,902
        Stock compensation awards         -0-                               -0-                                                 -0-
                                    ---------                          --------                                           ---------
        Diluted .................       7,902                             7,902                                               7,902
                                    =========                          ========                                           =========

BASIC LOSS PER SHARE:
    Net loss available to
        common stockholders .....   $   (0.36)                        $   (0.35)                                          $   (0.87)
                                    =========                         =========                                           =========

DILUTED LOSS PER SHARE:
    Net loss available to
        common stockholders .....   $   (0.36)                        $   (0.35)                                          $   (0.87)
                                    =========                         =========                                           =========

See notes to pro forma condensed combined statements of operations

                        Gray Communications Systems, Inc.
    Notes to Pro Forma Condensed Combined Statement of Operations (Unaudited)
                      For the Year Ended December 31, 1997


1) Reflects elimination of a corporate allocation from WITN's parent company to WITN. The Company in connection with its operations of WITN will not incur such amounts.

2) Reflects increased depreciation of approximately $52,000 resulting from the change in asset lives in connection with the newly acquired property and equipment (at fair market value) of WITN. Also reflects increased amortization of approximately $144,000 resulting from the increase in goodwill and other intangible assets. Amortization of goodwill and other intangible assets associated with WITN will be calculated using an estimated useful life of 40 years.

3) Reflects increased interest expense associated with the borrowing of approximately $40.6 million to fund the WITN acquisition.

4) Reflects the adjustment of the income tax provision to the estimated effective tax rate.

5) Reflects elimination of a gain recognized by Busse that resulted from the curtailment of its pension plan. The Company in connection with its operations of Busse will not record such amount.

6) Reflects elimination of corporate and administrative expenses of Busse. The Company in connection with its operations of Busse will not incur such amounts.

7) Reflects decreased depreciation of approximately $7,000 resulting from the change in asset lives in connection with the newly acquired property and equipment (at fair market value) of Busse. Also reflects decreased amortization of approximately $951,000 resulting from the increase in the estimated useful life of goodwill and other intangible assets partially offset by increased goodwill and other intangible assets. Amortization of goodwill and other intangible assets associated with Busse will be calculated using an estimated useful life of 40 years.

8) Reflects the elimination of interest income received by Busse. The Company will receive such interest income in connection with its placement in escrow of the funds necessary for the satisfaction and discharge of the Busse Senior Notes. However, for pro forma income statement presentation, this interest income is reflected as a reduction of interest expense.

9) Reflects adjustment to interest expense associated with the borrowing of approximately $42.7 million resulting from the Busse-WALB Transactions. Also, reflects interest expense on the Busse Senior Notes net of interest income resulting from the funds placed in escrow with the Busse Senior Note trustee to effect the satisfaction and discharge of such notes.

10) Reflects elimination of Busse's preferred stock dividend. The Company in connection with its operations of Busse will not incur such amounts on a consolidated basis.

                        Gray Communications Systems, Inc.
        Pro Forma Condensed Combined Statement of Operations (Unaudited)
                     For the Six Months Ended June 30, 1998

         The following unaudited pro forma condensed combined statement of operations for the six months ended June 30, 1998, is presented below and assumes that the Busse-WALB Transactions occurred on January 1, 1998. This unaudited pro forma condensed combined statement of operations does not include the pretax gain resulting from the disposition of the assets of WALB of approximately $70.5 million as of July 31, 1998.

         The pro forma adjustments are based upon currently available information and upon certain assumptions that management believes are reasonable under the circumstances. This unaudited pro forma condensed combined statement of operations should be read in conjunction with the Company's Consolidated Financial Statements and the Notes thereto for the year ended December 31, 1997 (as filed in the Company's annual report on Form 10-K for the year ended December 31, 1997) and for the quarter ended June 30, 1998 (as filed in the Company's quarterly report on Form 10-Q for the quarter ended June 30, 1998).

                        Gray Communications Systems, Inc.
        Pro Forma Condensed Combined Statement of Operations (Unaudited)
                         Six Months Ended June 30, 1998
                      (in thousands, except per share data)


                                                                  Busse-WALB Transactions
                                                            ----------------------------------------------
                                                                                                Pro Forma           Pro Forma
                                             Company           WALB             Busse          Adjustments           Combined
                                             -------           ----             -----          -----------           --------
OPERATING REVENUES
    Broadcasting                           $ 42,201         $ (5,658)        $ 10,216           $    -0-             $ 46,759
    Publishing                               13,916               -0-              -0-               -0-               13,916
    Paging                                    3,925               -0-              -0-               -0-                3,925
                                           ---------        ---------        ---------          --------             --------
                                             60,042           (5,658)          10,216                -0-               64,600
EXPENSES
    Broadcasting                             24,779           (2,388)           4,448                -0-               26,839
    Publishing                               11,441               -0-              -0-               -0-               11,441
    Paging                                    2,583               -0-              -0-               -0-                2,583
    Corporate and administrative              1,317               -0-             960              (960)    (1)         1,317
    Depreciation and amortization             7,844             (173)           2,869              (471)    (2)        10,069
                                           ---------        ---------        ---------          --------             ---------
                                             47,964           (2,561)           8,277            (1,431)               52,249
                                           ---------        ---------        ---------          --------             ---------
                                             12,078           (3,097)           1,939             1,431                12,351
Miscellaneous income (expense)                 (314)              -0-             227              (227)    (3)          (314)
                                           ---------        ---------        ---------           --------             ---------
                                             11,764           (3,097)           2,166             1,204                12,037
Interest expense                             11,967               -0-           4,192            (1,157)    (4)        15,002
                                           ---------        ---------        ---------           --------             ---------
    INCOME (LOSS) BEFORE
        INCOME TAXES                           (203)          (3,097)          (2,026)            2,361                (2,965)
Income tax expense                              443           (1,178)              -0-             (273)    (5)        (1,008)
                                           ---------        ---------        ---------          --------             ---------
    NET INCOME (LOSS)                          (646)          (1,919)          (2,026)            2,634                (1,957)
Preferred dividends                             718               -0-           2,411            (2,411)    (6)           718
                                           ---------        ---------        ---------          --------             ---------
    NET INCOME (LOSS) AVAILABLE
        TO COMMON STOCKHOLDERS             $ (1,364)        $ (1,919)        $ (4,437)          $ 5,045              $ (2,675)
                                           =========        =========        =========          ========             =========

AVERAGE OUTSTANDING
    COMMON SHARES:
        Basic                                 7,933                                                                     7,933
        Stock compensation awards                -0-                                                                       -0-
                                           ---------                                                                 ---------
        Diluted                               7,933                                                                     7,933
                                           =========                                                                 =========
BASIC LOSS PER SHARE:
    Net loss available to
        common stockholders                $  (0.17)                                                                 $  (0.34)
                                           =========                                                                 =========

DILUTED LOSS PER SHARE:
    Net loss available to
        common stockholders                $  (0.17)                                                                 $  (0.34)
                                           =========                                                                 =========


See notes to pro forma condensed combined statements of operations

                        Gray Communications Systems, Inc.
    Notes to Pro Forma Condensed Combined Statement of Operations (Unaudited)
                     For the Six Months Ended June 30, 1998


1) Reflects elimination of corporate and administrative expenses of Busse. The Company in connection with its operations of Busse will not incur such amounts.

2) Reflects decreased depreciation of approximately $12,000 resulting from the change in asset lives in connection with the newly acquired property and equipment (at fair market value) of Busse. Also reflects decreased amortization of approximately $458,000 resulting from the increase in the estimated useful life of goodwill and other intangible assets partially offset by increased goodwill and other intangible assets. Amortization of goodwill and other intangible assets associated with Busse will be calculated using an estimated useful life of 40 years.

3) Reflects the elimination of interest income received by Busse. The Company will receive such interest income in connection with its placement in escrow of the funds necessary for the satisfaction and discharge of the Busse Senior Notes. However, for pro forma income statement presentation, this interest income is reflected as a reduction of interest expense.

4) Reflects adjustment to interest expense associated with the borrowing of approximately $42.7 million resulting from the Busse-WALB Transactions. Also, reflects interest expense on the Busse Senior Notes net of interest income resulting from the funds placed in escrow with the Busse Senior Note trustee to effect the satisfaction and discharge of such notes.

5) Reflects adjustment of income tax expense to the estimated effective tax rate.

6) Reflects elimination of Busse's preferred stock dividend. The Company in connection with its operations of Busse will not incur such amounts on a consolidated basis.